                                                                    EXHIBIT 10.1

================================================================================

                                 $1,200,000,000

                                CREDIT AGREEMENT

                            Dated as of July 16, 2002

                                      among

                       CHS/COMMUNITY HEALTH SYSTEMS, INC.,
                                  as Borrower,

                         COMMUNITY HEALTH SYSTEMS, INC.,

                                CERTAIN LENDERS,

                              JPMORGAN CHASE BANK,
                            as Administrative Agent,

                             BANK OF AMERICA, N.A.,
                              as Syndication Agent

                                       and

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                             as Documentation Agent

                           J.P. MORGAN SECURITIES INC.
                                       and
                         BANC OF AMERICA SECURITIES LLC,
                  as Joint Lead Arrangers and Joint Bookrunners

================================================================================

                                TABLE OF CONTENTS

                                                                                               PAGE

SECTION 1.    DEFINITIONS.........................................................................1

    1.1      DEFINED TERMS........................................................................1
    1.2      OTHER DEFINITIONAL PROVISIONS.......................................................25

SECTION 2.    AMOUNT AND TERMS OF TERM LOAN COMMITMENTS..........................................26

    2.1      TERM LOAN COMMITMENTS...............................................................26
    2.2      REPAYMENT OF TERM LOANS.............................................................26
    2.3      PROCEEDS OF TERM LOANS..............................................................27
    2.4      INCREMENTAL FACILITY................................................................27

SECTION 3.    AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS...................................27

    3.1      REVOLVING CREDIT COMMITMENTS........................................................27
    3.2      PROCEEDS OF REVOLVING CREDIT LOANS..................................................28
    3.3      ISSUANCE OF LETTERS OF CREDIT.......................................................28
    3.4      PARTICIPATING INTERESTS.............................................................29
    3.5      PROCEDURE FOR OPENING LETTERS OF CREDIT.............................................29
    3.6      PAYMENTS IN RESPECT OF LETTERS OF CREDIT............................................29
    3.7      SWING LINE COMMITMENT...............................................................30
    3.8      PARTICIPATIONS......................................................................31

SECTION 4.    GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT.......................32

    4.1      PROCEDURE FOR BORROWING BY THE BORROWER.............................................32
    4.2      REPAYMENT OF LOANS; EVIDENCE OF DEBT................................................32
    4.3      CONVERSION OPTIONS..................................................................33
    4.4      CHANGES OF COMMITMENT AMOUNTS.......................................................34
    4.5      OPTIONAL PREPAYMENTS................................................................34
    4.6      MANDATORY PREPAYMENTS...............................................................35
    4.7      INTEREST RATES AND PAYMENT DATES....................................................38
    4.8      COMPUTATION OF INTEREST AND FEES....................................................38
    4.9      COMMITMENT FEES.....................................................................39
    4.10     CERTAIN FEES........................................................................39
    4.11     LETTER OF CREDIT FEES...............................................................39
    4.12     LETTER OF CREDIT RESERVES...........................................................40
    4.13     FURTHER ASSURANCES..................................................................41
    4.14     OBLIGATIONS ABSOLUTE................................................................41
    4.15     ASSIGNMENTS.........................................................................41
    4.16     PARTICIPATIONS......................................................................42
    4.17     INABILITY TO DETERMINE INTEREST RATE FOR EURODOLLAR LOANS...........................42
    4.18     PRO RATA TREATMENT AND PAYMENTS.....................................................42

                                                                                               PAGE

    4.19     ILLEGALITY..........................................................................45
    4.20     REQUIREMENTS OF LAW.................................................................46
    4.21     INDEMNITY...........................................................................47

SECTION 5.    REPRESENTATIONS AND WARRANTIES.....................................................48

    5.1      FINANCIAL CONDITION.................................................................48
    5.2      CORPORATE EXISTENCE; COMPLIANCE WITH LAW............................................48
    5.3      CORPORATE POWER; AUTHORIZATION......................................................49
    5.4      ENFORCEABLE OBLIGATIONS.............................................................49
    5.5      NO LEGAL BAR........................................................................49
    5.6      NO MATERIAL LITIGATION..............................................................49
    5.7      INVESTMENT COMPANY ACT..............................................................50
    5.8      FEDERAL REGULATION..................................................................50
    5.9      NO DEFAULT..........................................................................50
    5.10     TAXES...............................................................................50
    5.11     SUBSIDIARIES........................................................................51
    5.12     OWNERSHIP OF PROPERTY; LIENS........................................................51
    5.13     ERISA...............................................................................51
    5.14     ENVIRONMENTAL MATTERS...............................................................51
    5.15     SENIOR DEBT.........................................................................52

SECTION 6.    CONDITIONS PRECEDENT...............................................................52

    6.1      CONDITIONS TO LOANS.................................................................52
    6.2      CONDITIONS TO ALL LOANS AND LETTERS OF CREDIT.......................................53

SECTION 7.    AFFIRMATIVE COVENANTS..............................................................54

    7.1      FINANCIAL STATEMENTS................................................................54
    7.2      CERTIFICATES; OTHER INFORMATION.....................................................56
    7.3      PAYMENT OF OBLIGATIONS..............................................................57
    7.4      CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE....................................57
    7.5      MAINTENANCE OF PROPERTY; INSURANCE..................................................57
    7.6      INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS..............................58
    7.7      NOTICES.............................................................................58
    7.8      ADDITIONAL SUBSIDIARY GUARANTORS; PLEDGE OF STOCK OF ADDITIONAL SUBSIDIARIES........59
    7.9      OPERATION OF THE HOSPITALS..........................................................60

SECTION 8.    NEGATIVE COVENANTS.................................................................60

    8.1      FINANCIAL CONDITION COVENANTS.......................................................60
    8.2      INDEBTEDNESS........................................................................61
    8.3      LIMITATION ON LIENS.................................................................63
    8.4      LIMITATION ON CONTINGENT OBLIGATIONS................................................65
    8.5      PROHIBITION OF FUNDAMENTAL CHANGES..................................................66
    8.6      PROHIBITION ON SALE OF ASSETS.......................................................66
    8.7      LIMITATION ON INVESTMENTS, LOANS AND ADVANCES.......................................68

                                                                                               PAGE

    8.8      CAPITAL EXPENDITURES................................................................70
    8.9      LIMITATION ON DIVIDENDS.............................................................70
    8.10     TRANSACTIONS WITH AFFILIATES........................................................71
    8.11     DERIVATIVE CONTRACTS................................................................71
    8.12     SUBORDINATED NOTE; ADDITIONAL SUBORDINATED NOTES; CONVERTIBLE SUBORDINATED DEBT.....71
    8.13     LIMITATION ON SALES AND LEASEBACKS..................................................72
    8.14     FISCAL YEAR.........................................................................72
    8.15     PRACTICE GUARANTEES.................................................................72
    8.16     CLAUSES RESTRICTING SUBSIDIARY DISTRIBUTIONS........................................73

SECTION 9.    EVENTS OF DEFAULT..................................................................73

SECTION 10.   THE AGENTS; THE ISSUING LENDER.....................................................77

    10.1     APPOINTMENT.........................................................................77
    10.2     DELEGATION OF DUTIES................................................................77
    10.3     EXCULPATORY PROVISIONS..............................................................77
    10.4     RELIANCE BY THE ADMINISTRATIVE AGENT................................................77
    10.5     NOTICE OF DEFAULT...................................................................78
    10.6     NON-RELIANCE ON AGENTS AND OTHER LENDERS............................................78
    10.7     INDEMNIFICATION.....................................................................79
    10.8     AGENT IN ITS INDIVIDUAL CAPACITY....................................................79
    10.9     SUCCESSOR ADMINISTRATIVE AGENT......................................................79
    10.10    ISSUING LENDER AS ISSUER OF LETTERS OF CREDIT.......................................79

SECTION 11.   MISCELLANEOUS......................................................................80

    11.1     AMENDMENTS AND WAIVERS..............................................................80
    11.2     NOTICES.............................................................................81
    11.3     NO WAIVER; CUMULATIVE REMEDIES......................................................82
    11.4     SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........................................82
    11.5     PAYMENT OF EXPENSES AND TAXES.......................................................82
    11.6     SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS..............................84
    11.7     ADJUSTMENTS; SET-OFF................................................................88
    11.8     COUNTERPARTS........................................................................89
    11.9     INTEGRATION.........................................................................89
    11.10    GOVERNING LAW; NO THIRD PARTY RIGHTS................................................89
    11.11    SUBMISSION TO JURISDICTION; WAIVERS.................................................89
    11.12    ACKNOWLEDGMENTS.....................................................................90

SCHEDULES:

Schedule 1           Commitment Amounts
Schedule 1.1(A)      Existing Letters of Credit
Schedule 1.1(B)      Existing Hospitals
Schedule 1.1(C)      Non-Significant Subsidiaries
Schedule 2.3         Proceeds of Term Loans
Schedule 3.2         Proceeds of Revolving Credit Loans
Schedule 5.6         Litigation
Schedule 5.11(a)     Domestic Subsidiaries
Schedule 5.11(b)     Foreign Subsidiaries
Schedule 8.2         Existing Indebtedness
Schedule 8.3         Existing Liens
Schedule 8.4         Contingent Obligations
Schedule 8.6         Permitted Asset Sales
Schedule 8.7(k)      Investments, Loans and Advances
Schedule 8.7(l)      Certain Hospitals
Schedule 8.10        Transactions with Affiliates

EXHIBITS:

Exhibit A-1          Form of Term Note
Exhibit A-2          Form of Revolving Credit Note
Exhibit A-3          Form of Swing Line Note
Exhibit B-1          Form of Borrower Pledge Agreement
Exhibit B-2          Form of Parent Guarantee
Exhibit B-3          Form of Parent Pledge Agreement
Exhibit B-4          Form of Subsidiary Guarantee
Exhibit B-5          Form of Subsidiary Pledge Agreement
Exhibit C-1          Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson
Exhibit C-2          Form of Opinion of the General Counsel of the Borrower
Exhibit D-1          Form of Parent Closing Certificate
Exhibit D-2          Form of Borrower Closing Certificate
Exhibit D-3          Form of Subsidiary Guarantor Closing Certificate
Exhibit E            Form of L/C Participation Certificate
Exhibit F            Form of Swing Line Loan Participation Certificate
Exhibit G            Form of Assignment and Acceptance
Exhibit H            Form of Exemption Certificate
Exhibit I            Form of Qualified Non-U.S. Lender Note

          CREDIT AGREEMENT, dated as of July 16, 2002, among CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (the "BORROWER" or "CHS"), COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation ("PARENT"), the several lenders from time to time parties hereto (the "LENDERS"), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the "SYNDICATION AGENT"), WACHOVIA BANK, NATIONAL ASSOCIATION, as documentation agent (in such capacity, the "DOCUMENTATION AGENT") and JPMORGAN CHASE BANK, as administrative agent for the Lenders (in such capacity, the "ADMINISTRATIVE AGENT").

                              W I T N E S S E T H :

          WHEREAS, the Borrower has requested, and the Lenders have agreed to provide Term Loans and Revolving Loans (as defined below) for the purposes set forth herein, and

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

          SECTION 1. DEFINITIONS

          1.1 DEFINED TERMS. As used in this Agreement, the terms defined in the preamble or recitals hereto shall have the meanings set forth therein, and the following terms shall have the following meanings:

          "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and
     (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors); "BASE CD RATE" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "THREE-MONTH SECONDARY CD RATE" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the ABR shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

          "ABR LOANS": Loans whose interest rate is based on the ABR.

          "ADDITIONAL SUBORDINATED NOTE": as defined in subsection 8.2(c).

          "ADMINISTRATIVE AGENT": as defined in the preamble hereto.

          "AFFILIATE": of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or
     (iii) of any Person described in clause (a) above. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "AGENTS": the collective reference to the Syndication Agent, the Documentation Agent and the Administrative Agent.

          "AGGREGATE REVOLVING CREDIT EXTENSIONS OF CREDIT": at any particular time, the sum of (a) the aggregate then outstanding principal amount of the Revolving Credit Loans, (b) the aggregate amount then available to be drawn under all outstanding Letters of Credit and (c) the aggregate amount of Revolving L/C Obligations.

          "AGREEMENT": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "ANNUALIZED CONSOLIDATED EBITDA": for any period, the sum of:

               (a) Consolidated EBITDA for the period (the "MEASUREMENT PERIOD") of four full fiscal quarters ended on the last day of such period (other than

          Consolidated EBITDA attributable to businesses acquired during the Measurement Period);

     plus

               (b) the product for each separate business acquired during the Measurement Period of (x) the sum for each full fiscal quarter during the Measurement Period after such business was acquired of Consolidated EBITDA attributable to such business for such full fiscal quarter divided by the Seasonal Adjustment Factor for such fiscal quarter during the Measurement Period after such business was acquired times (y) a fraction of which the numerator is 4 and the denominator is the number of full fiscal quarters in the Measurement Period after such business was acquired.

          "APB 16": Accounting Principles Board Opinion No. 16.

          "APPLICABLE LEVEL": as of any day, Level 1, Level 2, Level 3, Level 4, Level 5 or Level 6 below, whichever is applicable on such day, with each new Level to take effect on the day following the delivery to the Administrative Agent by the Borrower of the financial statements referred to in subsections 7.1(a) and (b) and the related certificate of the chief financial officer of the Borrower referred to in subsection 7.2(b), indicating the ratio of Total Indebtedness as of the end of the period covered by such financial statements to Annualized Consolidated EBITDA for the period covered by such financial statements:

                         Ratio of Consolidated Total Indebtedness to
                         Annualized Consolidated EBITDA
                         --------------------------------------------------
     Level 1             Greater than 4.00 to 1.0

     Level 2             Greater than 3.50 to 1.0 but less than or equal to
                         4.00 to 1.0

     Level 3             Greater than 3.00 to 1.0 but less than or equal to
                         3.50 to 1.0

     Level 4             Greater than 2.50 to 1.0 but less than or equal to
                         3.00 to 1.0

     Level 5             Greater than 2.00 to 1.0 but less than or equal to
                         2.50 to 1.0

     Level 6             Less than or equal to 2.00 to 1.0

     PROVIDED, HOWEVER, that, in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b) and the related certificate of the chief financial officer of the Borrower referred to in subsection 7.2(b) are not delivered when due, then during the period from the date upon which such financial statements and certificate were required to be delivered until the date upon which they actually are delivered, the Applicable Level shall be Level 1.

          "APPLICABLE MARGIN": (a) for each Revolving Credit Loan and (with respect to the ABR only) each Swing Line Loan for each day, the rate per annum for the relevant Type of such Loan set forth below opposite the Applicable Level in effect on such day; PROVIDED that until six months after the Closing Date, the Applicable Margin for the Revolving Credit Loans shall not be reduced below those set forth below opposite Level 3:

                    ABR Loan          Eurodollar Loan
                    --------          ---------------
     Level 1         1.75%                 2.75%
     Level 2         1.50%                 2.50%
     Level 3         1.25%                 2.25%
     Level 4         1.00%                 2.00%
     Level 5         0.75%                 1.75%
     Level 6         0.50%                 1.50%

          (b) for each Term Loan for each day, the rate per annum for the relevant Type of such Term Loan set forth below:

                ABR Loan        Eurodollar Loan
                --------        ---------------
                 1.50%               2.50%

          "APPROVED FUND": as defined in subsection 11.6(b).

          "ARRANGERS": collectively, J.P. Morgan Securities Inc. and Banc of America Securities LLC.

          "ASSET EXCHANGE": as defined in subsection 8.6(h).

          "ASSET SALE": any sale, sale-leaseback, assignment, conveyance, transfer or other disposition by the Borrower or any Subsidiary thereof of any of its property or assets, including the stock of any Subsidiary of the Borrower (except sales, sale-leasebacks, assignments, conveyances, transfers and other dispositions occurring on or after the Closing Date permitted by clauses (a), (b), (c), (d), (h) (other than with respect to Permitted Interest Transfers which are Permitted Syndications) and (i) of subsection 8.6 and by subsection 8.13 only to the extent of the first $30,000,000 thereunder).

          "ASSET SALE PREPAYMENT TRIGGER": if after giving effect to the receipt of cash proceeds in connection with an Asset Sale, the aggregate cash Net Proceeds of all Asset Sales (other than Asset Sales constituting Permitted Syndications) on and after the Closing Date exceed $75,000,000; PROVIDED that if such Asset Sale is a Permitted Syndication, the Asset Sale Prepayment Trigger shall be deemed met with respect to such Permitted Syndication only if, after giving effect to such Permitted Syndication, the aggregate net cash proceeds of all Permitted Syndications on or after the Closing Date exceed $25,000,000 (without taking account of the net cash proceeds of other Asset Sales on or after the Closing Date). Such amount in excess of $75,000,000 or $25,000,000, as the case may be, shall constitute the "Asset Sale Prepayment Amount".

          "ASSIGNEE": as defined in subsection 11.6(c).

          "ASSIGNMENT AND ACCEPTANCE": an Assignment and Acceptance substantially in the form of Exhibit G hereto.

          "AVAILABLE REVOLVING CREDIT COMMITMENT": as to any Lender, at a particular time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to subsection 3.1, (ii) such Lender's L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit, (iii) such Lender's Revolving Credit Commitment Percentage of the aggregate outstanding amount of Revolving L/C Obligations and (iv) such Lender's Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, PROVIDED that for purposes of calculating Available Revolving Credit Commitments pursuant to subsection
     4.9 the amount referred to in this clause (iv) shall be zero; collectively, as to all the Lenders, the "AVAILABLE REVOLVING CREDIT COMMITMENTS".

          "BANK CLO": as defined in subsection 11.6(b).

          "BENEFITTED LENDER": as defined in subsection 11.7 hereof.

          "BOARD": the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "BOND DOCUMENTS": the Series A and Series B Bond Documents and the Fulton Bond Documents.

          "BOND PLEDGE AGREEMENTS": (a) the Bond Pledge Agreement dated October 29, 1991, from the Borrower to First Union, as amended by a First Amendment to Bond Pledge Agreement dated as of August 24, 1994, as amended by a Second Amendment to Bond Pledge Agreement dated May 12, 1995, as amended by a Third Amendment to Bond Pledge Agreement dated July 9, 1996, and as further amended by a Fourth Amendment to Bond Pledge Agreement dated of even date herewith, with respect to the Series A Bonds, (b) the Bond Pledge Agreement dated October 29, 1991 from the Borrower to First Union, as amended by a First Amendment to Bond Pledge Agreement dated as of August 24, 1994, as amended by a Second Amendment to Bond Pledge Agreement dated May 12, 1995, as amended by a Third Amendment to Bond Pledge Agreement dated July 9, 1996, and as further amended by a Fourth Amendment to Bond Pledge Agreement dated of even date herewith, with respect to the Series B Bonds and (c) the Bond Pledge Agreement dated August 14, 1992, among Hospital of Fulton, Inc., a Kentucky corporation, the Borrower and First Union, as amended by a First Amendment to Bond Pledge Agreement dated as of August 24, 1994, as amended by a Second

     Amendment to Bond Pledge Agreement dated May 12, 1995, as amended by a Third Amendment to Bond Pledge Agreement dated July 9, 1996, and as further amended by a Fourth Amendment to Bond Pledge Agreement dated of even date herewith, with respect to the Fulton Bonds.

          "BONDS": the Series A Bonds, the Series B Bonds, the Fulton Bonds or all of them as the context indicates.

          "BORROWER": as defined in the preamble hereto.

          "BORROWER PLEDGE AGREEMENT": the Pledge Agreement to be made by the Borrower in favor of the Administrative Agent, for the ratable benefit of the Lenders, substantially in the form of Exhibit B-1, as the same may be amended, supplemented or otherwise modified in accordance with its terms from time to time (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, the Borrower Pledge Agreement shall not require the Borrower to pledge (x) any of the outstanding capital stock of, or other equity interests in, (i) any Non-Significant Subsidiary of the Borrower, (ii) any Foreign Subsidiary of the Borrower which is owned by a Foreign Subsidiary of the Borrower, (iii) any Non-Restricted Joint Venture Subsidiary, or (iv) a Permitted Syndication Subsidiary or a Securitization Subsidiary in each case to the extent the pledge of the capital stock or other equity interests of such Subsidiary is prohibited by any applicable Requirement of Law or Contractual Obligation, or (y) more than 65% of the outstanding capital stock of, or other equity interests in,
     (i) any other Foreign Subsidiary of the Borrower, or (ii) any other Subsidiary of the Borrower if more than 65% of the assets of such Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value).

          "BORROWING DATE": any Business Day, or, in the case of Eurodollar Loans, any Working Day, specified in a notice pursuant to (a) subsection
     3.7 or 4.1 as a date on which the Borrower requests JPMorgan Chase Bank to make Swing Line Loans or the Lenders to make Revolving Credit Loans hereunder or (b) subsection 3.5 as a date on which the Borrower requests the Issuing Lender to issue a Letter of Credit hereunder.

          "BUSINESS DAY": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "CAPITAL EXPENDITURES": for any period, all amounts (other than those arising from the acquisition or lease of businesses and assets which are permitted by subsection 8.7) which are set forth on the Parent and its Subsidiaries' consolidated statement of cash flows for such period as the "purchase of property and equipment," in accordance with GAAP, consistent with the Parent's financial statements for the year ended December 31, 2001.

          "CASH EQUIVALENTS": (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $300,000,000, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Lender, the parent corporation of any Lender or any Subsidiary of such Lender's parent corporation, and commercial paper rated A-1 or the equivalent thereof by Standard & Poor's Rating Group or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within six months after the date of acquisition thereof, and (v) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

          "C/D ASSESSMENT RATE": for any day as applied to any ABR Loan, the net annual assessment rate (rounded upward to the nearest 1/100th of 1%) determined by the Administrative Agent to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at the offices of JPMorgan Chase Bank in the United States.

          "C/D RESERVE PERCENTAGE": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

          "CHANGE IN LAW": with respect to any Lender, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Lender or, in the case of subsection 4.12(b) or 4.20(b), any corporation controlling such Lender.

          "CHS": as defined in the preamble hereto.

          "CLOSING DATE": the date on which each of the conditions precedent to the effectiveness of this Agreement contained in subsection 6.1 has been either satisfied or waived.

          "CODE": the Internal Revenue Code of 1986, as amended from time to time.

          "COMMERCIAL L/C": a commercial documentary Letter of Credit under which the relevant Issuing Lender agrees to make payments in Dollars for the account of the Company, on behalf of the Company or any Subsidiary thereof, in respect of obligations of the Company or any Subsidiary thereof in connection with the purchase of goods or services in the ordinary course of business.

          "COMMITMENT PERCENTAGE": with respect to any Lender, either of the Term Loan Commitment Percentage or the Revolving Credit Commitment Percentage of such Lender, as the context may require.

          "COMMITMENTS": the collective reference to the Term Loan Commitments, the Revolving Credit Commitments and the Swing Line Commitment; individually, a "COMMITMENT".

          "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of
     Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

          "CONDUIT LENDER": any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; PROVIDED, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and PROVIDED, FURTHER, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to subsection 4.18, 4.20, 4.21 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

          "CONSOLIDATED EBITDA": for any period, the consolidated net income ((i) including earnings and losses from discontinued operations, (ii) excluding extraordinary gains, and gains and losses arising from the proposed or actual disposition of material assets, and (iii) excluding the non-cash portion of other non-recurring losses (including the cumulative effect of changes in accounting principles) of the Parent and its Subsidiaries for such period, PLUS to the extent reflected as a charge in the statement of consolidated net income for such period, the sum of (a) interest expense (net of interest income), including amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Letters of Credit, (b) taxes measured by income, (c) depreciation and amortization expenses including acceleration thereof and including the amortization of the increase in inventory resulting from the application of APB 16 for transactions contemplated by this Agreement including Permitted Acquisitions, (d) non-cash compensation expenses arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements, (e) the excess of the expense in respect of post-retirement benefits and post-employment benefits accrued under Statement of Financial Accounting Standards No. 106 ("FASB 106") and Statement of Financial Accounting Standards No. 112 ("FASB 112") over the cash expense in respect of such post-retirement benefits and post-employment benefits and (f) upfront fees or expenses arising from any Permitted Receivables Securitization.

          "CONSOLIDATED INTEREST EXPENSE": for any period, the amount of interest expense, both expensed and capitalized (excluding amortization and write offs of debt discount and debt issuance costs), net of interest income, of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period and excluding for purposes of Section 8.1(b) and (c) any interest expense attributable to Indebtedness incurred or assumed in connection with any acquisition of any business until the day following the end of the fiscal quarter during which the acquisition occurred.

          "CONSOLIDATED TOTAL INDEBTEDNESS": as of any date of determination, all Indebtedness of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "CONTINGENT OBLIGATION": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
     (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,
     (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Contingent Obligation shall not (i) include endorsements of instruments for deposit or collection in the ordinary course of business or (ii) Practice Guarantees. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Borrower in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Borrower in good faith.

          "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

          "CONVERTIBLE SUBORDINATED DEBT": as defined in subsection 8.2(h) of the Agreement.

          "CREDIT DOCUMENTS": the collective reference to this Agreement, the Notes, the Pledge Agreements, the Guarantees and any guarantee executed and delivered pursuant to the terms of subsection 7.8.

          "CREDIT PARTIES": the collective reference to Parent, the Borrower and each Subsidiary which is a party, or which at any time becomes a party, to a Credit Document.

          "DEFAULT": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "DOLLARS" and "$": dollars in lawful currency of the United States of America.

          "DOMESTIC SUBSIDIARY": any Subsidiary of the Borrower other than a Foreign Subsidiary.

          "EMPLOYEE ISSUANCES": as defined in subsection 4.6(c).

          "ENVIRONMENTAL LAWS": any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning human health or the protection of the environment, including without limitation, Materials of Environmental Concern, as now or may at any time hereafter be in effect.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "EUROCURRENCY RESERVE REQUIREMENTS": for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements current on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System.

          "EURODOLLAR BASE RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Working Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "EURODOLLAR BASE RATE" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

          "EURODOLLAR LENDING OFFICE": the office of each Lender which shall be making or maintaining its Eurodollar Loans.

          "EURODOLLAR LOANS": Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

          "EURODOLLAR RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                 ----------------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

          "EVENT OF DEFAULT": any of the events specified in Section 14, PROVIDED that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "EXISTING CONVERTIBLE SUBORDINATED DEBT": Parent's 4.25% Convertible Subordinated Notes due 2008 in the original principal amount of $287,500,000.

          "EXISTING CREDIT AGREEMENT": the Amended and Restated Credit Agreement, dated as of March 26, 1999, among the Borrower, Parent, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank) as administrative agent, Bank of America, N.A. and The Bank of Nova Scotia as co-agents, and the banks and other financial institutions from time to time parties thereto, as amended through and including the date hereof.

          "EXISTING LETTERS OF CREDIT": the Series A Bonds Letter of Credit, the Series B Bonds Letter of Credit, the Fulton Letter of Credit and each other letter of credit currently outstanding under the Existing Credit Agreement and listed on Schedule 1.1(A) hereto.

          "EXTENSIONS OF CREDIT": the collective reference to Loans made and Letters of Credit issued under this Agreement.

          "FACILITY": each of (a) the Term Commitments and the Term Loans made thereunder (the "TERM FACILITY") and (b) the Revolving Commitments and extensions of credit made thereunder (the "REVOLVING FACILITY").

          "FL AFFILIATE": any of FL & Co., MBO-VI, FLCXXIX, FLCXXXIII, the partners of FL & Co., MBO-VI, FLCXXIX, FLC XXX, FLC XXXII, FLCXXXIII on the Closing Date, any subordinated debt and equity partnership controlled by FL & Co. or MBO-VI, FLCXXIX, FLC XXX, FLC XXXII, FLCXXXIII or their Affiliates, any equity partnership controlled by FL & Co. or MBO-VI, FLCXXIX, FLC XXX, FLC XXXII, FLCXXXIII or their Affiliates, any Affiliate of FL & Co., MBO-VI, FLCXXIX, FLC XXX, FLC XXXII or FLCXXXIII or the general partners thereof, any directors, executive officers or other employees or other members of the management of Parent, the Borrower or any Subsidiary of any thereof (or any "associate" (as defined in Rule 405 under the Securities Act of 1933, as amended) of any thereof or employee benefit plan beneficially owned by any thereof), the Borrower, the Parent or any Subsidiary of any thereof on the Closing Date, or any combination of the foregoing.

          "FL & CO.": FLCXXXI Partnership, L.P., a New York limited partnership, doing business as "Forstmann Little & Co.", the general partners of which are FLC XXIX Partnership, L.P., a New York limited partnership ("FLCXXIX"), and FLC XXXIII Partnership, L.P., a New York limited partnership ("FLCXXIII"), and the limited partner of which is FLCXXIX.

          "FLC XXX": FLC XXX Partnership, L.P., a New York limited partnership.

          "FLC XXXII": FLC XXXII Partnership, L.P., a New York limited partnership.

          "FOREIGN SUBSIDIARY": any Subsidiary of the Borrower (a) which is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code), or (b) whose principal assets consist of capital stock or other equity interests of one or more Persons which conduct the major portion of their business outside the United States (within the meaning of Section 7701(a)(9) of the Code).

          "FULTON BOND DOCUMENTS": the Loan Agreement, as amended (as defined in the Fulton Indenture), the Remarketing Agreement (as defined in the Fulton Indenture), the Fulton Indenture, the Fulton Bonds and the corresponding Bond Pledge Agreement.

          "FULTON BONDS": the $8,000,000 aggregate principal amount City of Fulton, Kentucky Floating Rate Weekly Demand Revenue Bonds, Series 1985 (United Healthcare of Kentucky, Inc. Project).

          "FULTON INDENTURE": the Trust Indenture dated as of May 22, 1985, as amended by the First Supplemental Trust Indenture, dated as of August 14, 1992, between the City of Fulton and the Fulton Trustee.

          "FULTON LETTER OF CREDIT": that certain irrevocable letter of credit outstanding as of the date hereof under the Existing Credit Agreement for the account of Hospital of Fulton, Inc. to the Fulton Trustee, in an aggregate principal amount of $8,138,083.

          "FULTON TRUSTEE": the Third National Bank in Nashville, a national banking association with principal offices in Nashville, Tennessee, and any successor trustee pursuant to the terms of the Fulton Indenture.

          "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

          "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GUARANTEES": the collective reference to the Parent Guarantee and the Subsidiary Guarantees.

          "HEALTH CARE ASSOCIATES": as defined in subsection 8.7(g).

          "HIGH YIELD SUBORDINATED DEBT": as defined in Section 8.2(h) of the Agreement.

          "HOSPITAL": each hospital now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries or in which the Borrower or any of its Subsidiaries owns an equity interest.

          "INDEBTEDNESS": of any Person, at any particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (c) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) lease obligations of such Person which, in accordance with GAAP, should be capitalized, (e) all indebtedness of such Person arising under acceptance facilities and (f) to the extent not otherwise included, indebtedness or similar obligations pursuant to any Receivables Securitization Transaction; but excluding (y) customer deposits and interest payable thereon in the ordinary course of business and (z) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses (y) and (z) above, which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person.

          "INCREMENTAL FACILITY": as defined in subsection 2.4.

          "INSOLVENCY": with respect to a Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

          "INTEREST PAYMENT DATE": (a) as to ABR Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any ABR Loans are made or any Eurodollar Loans are converted to ABR Loans, (b) as to any Eurodollar Loan in respect of which the Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period, (c) as to any Eurodollar Loan in respect of which the Borrower has selected an Interest Period of six months, the day which is three months after the date on which such Eurodollar Loan is made or an ABR Loan is converted to such a Eurodollar Loan, and the last day of such Interest Period, (d) as to any Term Loan, each day on which principal of such Term Loan is payable and (e) in the case of the Revolving Credit Loans, the Revolving Credit Termination Date.

          "INTEREST PERIOD": with respect to any Eurodollar Loan:

               (a) initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or, in the case of the Loans made on the Closing Date, ending on August 30, 2002) as selected by the Borrower in its notice of borrowing as provided in subsection 4.1 or its notice of conversion as provided in subsection 4.3; and

               (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

     PROVIDED that the foregoing provisions relating to Interest Periods are subject to the following:

               (A) if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Working Day;

               (B) any Interest Period with respect to any Revolving Credit Loan that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, or if the Revolving Credit Termination Date shall not be a Working Day, on the immediately preceding Working Day;

               (C) if the Borrower shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an ABR Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.3);

               (D) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

               (E) the Borrower shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.

          "ISSUING LENDER": JPMorgan Chase Bank or any other bank selected by the Borrower that is a Revolving Lender, in each case as issuer of Letters of Credit.

          "L/C APPLICATION": a letter of credit application in the Issuing Lender's then customary form for the type of letter of credit requested.

          "L/C PARTICIPATING INTEREST": an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

          "L/C PARTICIPATION CERTIFICATE": a certificate in substantially the form of Exhibit E hereto.

          "LEASE OBLIGATIONS": of the Borrower and its Subsidiaries, as of the date of any determination thereof, the rental commitments of the Borrower and its Subsidiaries determined on a consolidated basis, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding however, obligations under leases which are classified as Indebtedness under clause (d) of the definition of Indebtedness.

          "LENDERS": as defined in the preamble hereto.

          "LETTER OF CREDIT": a letter of credit issued by an Issuing Lender pursuant to the terms of subsection 3.3 or an Existing Letter of Credit.

          "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations incurred by the Borrower or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).

          "LOANS": the collective reference to the Term Loans, the Revolving Credit Loans and the Swing Line Loans; individually, a "LOAN".

          "MATERIAL ADVERSE EFFECT": a material adverse effect on the business, financial condition, assets or results of operations of the Borrower and its Subsidiaries taken as a whole.

          "MATERIAL SUBSIDIARIES": any Subsidiary of the Borrower other than (i) any Restricted Joint Venture Subsidiary or Non-Restricted Joint Venture Subsidiary, (ii) any Permitted Syndication Subsidiary, (iii) any Foreign Subsidiary of the Borrower, (iv) any Subsidiary of the Borrower if more than 65% of the assets of such Subsidiaries are securities of foreign Persons (such determination to be made on the basis of fair market value),
     (v) any Non-Significant Subsidiary of the Borrower and (vi) any Securitization Subsidiary.

          "MATERIALS OF ENVIRONMENTAL CONCERN": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in, or which form the basis of liability under, any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

          "MBO-VI": Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P., a Delaware limited partnership.

          "MEASUREMENT PERIOD": as defined in the definition of "Annualized Consolidated EBITDA".

          "MULTIEMPLOYER PLAN": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "NET PROCEEDS": the aggregate cash proceeds received by the Borrower or any Subsidiary of the Borrower in respect of any Asset Sale, and any cash payments received in respect of promissory notes or other non-cash consideration delivered to the Borrower or such Subsidiary in respect of an Asset Sale (subject to the limitations set forth in subsection 8.7(j)), net of (without duplication) (i) the reasonable expenses (including legal fees and brokers' and underwriters' commissions paid to third parties which are not Affiliates or Subsidiaries of the Borrower) incurred in effecting such Asset Sale, (ii) any taxes reasonably attributable to such Asset Sale and, in case of an Asset Sale in a foreign jurisdiction, any taxes reasonably attributable to the repatriation of the proceeds of such Asset Sale reasonably estimated by the Borrower or such Subsidiary to be actually payable, (iii) any amounts payable to a Governmental Entity triggered as a result of any such Asset Sale, (iv) any Indebtedness or Contractual Obligation of the Borrower and its Subsidiaries (other than the Loans and other Obligations) required to be paid or retained in connection with such Asset Sale and (v) the aggregate amount of reserves required in the reasonable judgment of the Borrower or such Subsidiary to be maintained on the books of the Borrower or such Subsidiary in order to pay contingent liabilities with respect to such Asset Sale; PROVIDED that amounts deducted from aggregate proceeds pursuant to clause (v) and not actually paid by the Borrower or any of its Subsidiaries in liquidation of such contingent liabilities shall be deemed to be Net Proceeds and shall be applied in accordance with subsection 4.6 at such time as such contingent liabilities shall cease to be obligations of the Borrower or any of its Subsidiaries.

          "NON-RESTRICTED JOINT VENTURE SUBSIDIARY": a Subsidiary of the Borrower formed in connection with a Permitted Non-Restricted Joint Venture or any existing Subsidiary of the Borrower that becomes a Non-Restricted Joint Venture Subsidiary as a result of a Permitted Non-Restricted Joint Venture.

          "NON-SIGNIFICANT SUBSIDIARY": at any time, any Subsidiary of the Borrower (i) which at such time has total assets book value (including the total assets book value of any Subsidiaries), or for which the Borrower or any of its Subsidiaries shall have paid (including the assumption of Indebtedness) in connection with the acquisition of capital stock (or other equity interests) or the total assets of such Subsidiary, less than $5,000,000 or (ii) which does not and will not itself or through Subsidiaries own a Hospital or an interest in a Hospital or manage or operate a Hospital and which is listed on Schedule 1.1(C) hereto (or on any updates to such Schedule subsequently furnished by the Borrower to the Administrative Agent) as a "Non-Significant Subsidiary" of the Borrower, provided that the total assets of all Non-Significant Subsidiaries at any time does not exceed 5% of the total assets of the Borrower and its Subsidiaries on a consolidated basis.

          "NON-U.S. LENDER": as defined in subsection 4.18(e) hereof.

          "NOTES": the collective reference to the Revolving Credit Notes, the Swing Line Note and the Term Notes; one of the Notes, a "NOTE".

          "OBLIGATIONS": the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower to any Agent or any Lenders (and in the case of any interest rate, currency or similar swap and hedging arrangements entered into with any Affiliate of a Lender, such Affiliates) (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, related to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans, the other Credit Documents, any Letter of Credit or L/C Application, any agreements between the Borrower and any Lender relating to interest rate, currency or similar swap and hedging arrangements permitted pursuant to subsection 8.11 or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to any Agent or any Lender or any such Affiliate) or otherwise.

          "PARENT": as defined in the preamble hereto.

          "PARENT GUARANTEE": the Guarantee, substantially in the form of Exhibit B-2 hereto to be made by Parent in favor of the Administrative Agent, for the ratable benefit of the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

          "PARENT PLEDGE AGREEMENT": the Pledge Agreement to be made by Parent in favor of the Administrative Agent, for the ratable benefit of the Lenders, substantially in the form of Exhibit B-3, as the same may be amended, supplemented or otherwise modified from time to time.

          "PARTICIPANT": as defined in subsection 11.6(c).

          "PARTICIPATING LENDER": any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in each Letter of Credit.

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          "PERMITTED ACQUISITIONS": non-hostile acquisitions (by merger, purchase, lease (including any lease that contains up front payments and/or buyout options) or otherwise) by the Borrower or any of its Subsidiaries of any of the assets of, or shares of the capital stock of or other equity interests in, a Person or division or line of business of a Person engaged in the same business as the Borrower and its Subsidiaries or a Related Business, PROVIDED that immediately after giving effect thereto: (1) at least 80% of the outstanding capital stock or other equity interests of any acquired or newly formed corporation or other entity that acquires or leases such Person, division or line of business is owned directly by the Borrower or a Domestic Subsidiary; (2) any such capital stock or other equity interests owned directly by the Borrower or a Domestic Subsidiary are duly and validly pledged to the Administrative Agent for the ratable benefit of the Lenders (other than any capital stock of, or other equity interests in, any Non-Significant Subsidiary or Foreign Subsidiary of the Borrower or any other Subsidiary of the Borrower that is not required to be so pledged pursuant to the definition of "Borrower Pledge Agreement" or "Subsidiary Pledge Agreement" or pursuant to subsection 7.8(c)); (3) the Borrower causes any such corporation or other entity to comply with subsection 7.8 hereof, if subsection 7.8 is applicable; (4) any such corporation or other entity is not liable for and the Borrower and its Subsidiaries do not assume any Indebtedness (except for Indebtedness permitted pursuant to subsection 8.2); and (5) no Default or Event of Default shall have occurred and be continuing and the Borrower shall have delivered to the Administrative Agent an officers' certificate to such effect, together with all relevant financial information for such corporation or other entity or acquired assets.

          "PERMITTED INTEREST TRANSFER": a sale, issuance or other transfer of securities of a Subsidiary of the Borrower or of assets of any Subsidiary to a new Subsidiary, if after such sale or other transfer, such Subsidiary shall meet the applicable requirements of the definition of "Non-Restricted Joint Venture Subsidiary", "Restricted Joint Venture Subsidiary", "Non-Significant Subsidiary" or "Permitted Syndication Subsidiary".

          "PERMITTED JOINT VENTURES": acquisitions (by merger, purchase, lease (including any lease that contains upfront payments or buy out options) or otherwise) by the Borrower or any of its Subsidiaries not constituting Permitted Acquisitions of interests in any of the assets of, or shares of the capital stock of or other equity interests in, a Person or division or line of business of any Person engaged in the same business as the Borrower and its Subsidiaries or in a Related Business; PROVIDED that (1) no Default or Event of Default shall have occurred and be continuing, and the Borrower shall have delivered to the Administrative Agent an officers' certificate to such effect, together with all relevant financial information for such corporation or other entity or acquired assets and (2) such joint venture constitutes either a Permitted Restricted Joint Venture or a Permitted Non-Restricted Joint Venture.

          "PERMITTED NON-RESTRICTED JOINT VENTURE": a Permitted Joint Venture that is not a Permitted Restricted Joint Venture, PROVIDED that immediately after giving effect to such transaction and at all times thereafter the aggregate investments made by the Borrower and its Subsidiaries in (including assets transferred to) all Non-Restricted Joint Venture Subsidiaries consist of not more than two Hospitals and assets reasonably related thereto (including current assets).

          "PERMITTED RECEIVABLES SECURITIZATION": any Receivables Securitization Transaction, provided that (i) the material terms and conditions of such transaction have been approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed, (ii) the aggregate amount of the financing represented by such transaction, when added to the aggregate amount of all previous Receivables Securitization Transactions consummated on or after the Closing Date, does not exceed $150,000,000 and (iii) any Liens granted in connection with such transaction shall comply with the terms of subsection 8.3(p).

          "PERMITTED RESTRICTED JOINT VENTURE": a Permitted Joint Venture, PROVIDED that (i) immediately after its formation, any outstanding capital stock or other equity interests of any acquired or newly formed corporation or other entity owned directly by the Borrower or a Domestic Subsidiary is duly and validly pledged to the Administrative Agent for the ratable benefit of the Lenders (other than any capital stock of, or other equity interests in, any Non-Significant Subsidiary or Foreign Subsidiary of the Borrower or any other Subsidiary of the Borrower that is not required to be so pledged pursuant to the definition of "Borrower Pledge Agreement" or "Subsidiary Pledge Agreement" or pursuant to subsection 7.8(c)) and (ii) the aggregate value of the investments, loans and advances made by the Borrower and its Subsidiaries in (including assets transferred to) the applicable Restricted Joint Venture Subsidiary (net of any repayments or return of capital in respect thereof actually received in cash by the Borrower or its Subsidiaries (net of applicable taxes) after the Closing
     Date) (the "NET INVESTMENT AMOUNT"), when added to the aggregate Net Investment Amounts of all previous Restricted Joint Ventures consummated on or after the Closing Date, does not exceed $50,000,000.

          "PERMITTED SYNDICATION": a transaction (or series of transactions) approved by the Board of Directors of the Borrower or the Executive Committee of the Board of Directors of the Borrower whereby the Borrower or a Subsidiary of the Borrower sells part, but not all, of its interest in a Subsidiary that owns, leases or operates a Hospital to one or more third parties or of its interest in a Hospital to a partially owned Subsidiary; PROVIDED that the aggregate amount or value of the consideration received by any Permitted Syndication Subsidiary and/or the Borrower and its other Subsidiaries from third parties in connection with such transaction (or series of transactions) (the "SYNDICATION PROCEEDS"), when added to the aggregate Syndication Proceeds from all previous Permitted Syndications on or after the Closing Date, does not exceed $50,000,000.

          "PERMITTED SYNDICATION SUBSIDIARY": a partially owned Subsidiary of the Borrower which, after giving effect to a Permitted Syndication, owns, leases or operates the Hospital which is the subject of such Permitted Syndication.

          "PERSON": an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "PLAN": any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

          "PLEDGE AGREEMENTS": the collective reference to the Borrower Pledge Agreement, the Subsidiary Pledge Agreement and the Parent Pledge Agreement.

          "PLEDGED NOTE": as defined in the Pledge Agreements.

          "PLEDGED EQUITY INTERESTS": as defined in the Pledge Agreements.

          "PRACTICE GUARANTEES": health professional practice guarantees pursuant to which the Borrower or any of its Subsidiaries guarantees to pay a health professional on the medical staff of a Hospital the difference between such health professional's monthly net revenue from professional fees and a minimum monthly guaranteed amount.

          "PRINCIPAL DEBT PAYMENTS": for any period, the sum of all scheduled payments of principal amounts of Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, during such period.

          "PROPERTIES": each parcel of real property currently or previously owned or operated by the Borrower or any Subsidiary of the Borrower.

          "QUALIFIED NON-U.S. LENDER NOTE": as defined in subsection 11.6(b).

          "QUALIFIED NON-U.S. LENDER NOTEHOLDER": as defined in subsection 11.6(b).

          "RECEIVABLES": accounts receivable of the Borrower or any of its Subsidiaries (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), and all proceeds thereof and rights (contractual and other) and collateral related thereto.

          "RECEIVABLES SECURITIZATION TRANSACTION": with respect to the Borrower and/or any of its Subsidiaries, the transfer of Receivables by any such Person to a trust, partnership, corporation or other entity, which transfer is funded by such entity in whole or in part by borrowings or the issuance of instruments or securities that are paid principally from the cash flow derived from such Receivables.

          "REFUNDED SWING LINE LOANS": as defined in subsection 3.7(b).

          "REGISTER": as defined in subsection 11.6(b).

          "REGULATION U": Regulation U of the Board, as from time to time in effect.

          "RELATED BUSINESS": any business that is reasonably related to the business conducted by the Borrower, any Subsidiary of the Borrower or any Person in which the Borrower or any of its Subsidiaries owns an equity interest, in each case as of the Closing Date, or any other business conducted by any of the foregoing after the Closing Date to the extent such business relates to the provision of goods or services to the business of the Borrower, any Subsidiary of the Borrower or any Person in which the Borrower or any of its Subsidiaries owns an equity interest.

          "RELATED DOCUMENT": any agreement, certificate, document or instrument relating to a Letter of Credit.

          "REORGANIZATION": with respect to a Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

          "REPLACEMENT CAPITAL EXPENDITURES": capital expenditures on or after the Closing Date made in connection with the replacement of a Hospital as specifically required pursuant to the agreements pursuant to which such Hospital, or the entity owning such Hospital, was acquired by the Borrower or any of its Subsidiaries from a third-party whether pursuant to such agreement existing as of the Closing Date or entered into thereafter.

          "REPORTABLE EVENT": any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

          "REQUIRED LENDERS": at a particular time Lenders that hold greater than 50% of (a) the aggregate then outstanding principal amount of the Term Loans or, prior to the Closing Date, the Term Loan Commitments and (b) the Revolving Credit Commitments or, if the Revolving Credit Commitments have been cancelled, (i) the aggregate then outstanding principal amount of the Revolving Credit Loans, (ii) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (iii) the aggregate then outstanding principal amount of Revolving L/C Obligations and (iv) the aggregate amount represented by the agreements of the Lenders in subsections 6.7(b) and (d) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding.

          "REQUIREMENT OF LAW": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including, without limitation, Environmental Laws and ERISA and the regulations promulgated thereunder) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "RESPONSIBLE OFFICER": the chief executive officer, executive vice president or chief financial officer of the Borrower or, with respect to financial matters, the chief financial officer, controller or treasurer of the Borrower.

          "RESTRICTED JOINT VENTURE SUBSIDIARY": a Subsidiary of the Borrower formed in connection with a Permitted Restricted Joint Venture or any existing Subsidiary of the Borrower that becomes a Restricted Joint Venture Subsidiary as a result of a Permitted Restricted Joint Venture.

          "RESTRICTED PAYMENTS": as defined in subsection 8.9.

          "REVOLVING CREDIT COMMITMENT": as to any Lender, its obligations to make Revolving Credit Loans to the Borrower pursuant to subsection 3.1, and to purchase its L/C Participating Interest in any Letter of Credit in an aggregate amount not to exceed at any time the amount set forth opposite such Lender's name in Schedule 1 under the heading "Revolving Credit Commitment" and in an aggregate amount not to exceed at any time the amount equal to such Lender's Revolving Credit Commitment Percentage of the aggregate Revolving Credit Commitments, as the aggregate Revolving Credit Commitments may be reduced or adjusted from time to time pursuant to this Agreement; collectively, as to all the Lenders, the "REVOLVING CREDIT COMMITMENTS". The initial aggregate amount of the Revolving Credit Commitments is $350,000,000.

          "REVOLVING CREDIT COMMITMENT PERCENTAGE": as to any Lender at any time, the percentage which such Lender's Revolving Credit Commitment constitutes of all of the Revolving Credit Commitments (or, if the Revolving Credit Commitments shall have been terminated, the percentage of the outstanding Aggregate Revolving Credit Extensions of Credit and Swing Line Loans constituted by such Lender's Aggregate Revolving Credit Extensions of Credit and participating interest in Swing Line Loans).

          "REVOLVING CREDIT COMMITMENT PERIOD": the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

          "REVOLVING CREDIT LOAN" and "REVOLVING CREDIT LOANS": as defined in subsection 3.1(a).

          "REVOLVING CREDIT NOTE": as defined in subsection 4.2(e).

          "REVOLVING CREDIT TERMINATION DATE": the earlier of (i) July 16, 2008 and (ii) any other date on which the Revolving Credit Commitments shall terminate hereunder.

          "REVOLVING L/C OBLIGATIONS": the obligations of the Borrower to reimburse the Issuing Lender for any payments made by an Issuing Lender under any Letter of Credit that have not been reimbursed by the Borrower pursuant to subsection 3.6.

          "REVOLVING LENDER": each Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans.

          "SEASONAL ADJUSTMENT FACTOR": (a) with respect to a fiscal quarter, during any Measurement Period, ending on March 31, 1.08, (b) with respect to a fiscal quarter, during any Measurement Period, ending on June 30, .97,
     (c) with respect to a fiscal quarter, during any Measurement Period, ending on September 30, .93, and (d) with respect to a fiscal quarter, during any Measurement Period, ending on December 31, 1.02.

          "SECURITIZATION SUBSIDIARY": any special purpose Subsidiary that acquires Receivables generated by the Borrower or any of its Subsidiaries and that engages in no operations or activities other than those related to a Permitted Receivables Securitization.

          "SERIES A AND SERIES B BOND DOCUMENTS": shall mean the Remarketing Agreement (as defined in the Series A and Series B Indenture), the Series A and Series B Indenture, the Series A Bonds, the Series B Bonds and the corresponding Bond Pledge Agreement(s).

          "SERIES A AND SERIES B INDENTURE": (i) the trust indenture dated as of October 1, 1991, between the Borrower and the Trustee, executed with respect to the Series A Bonds and the Series B Bonds, as the same may be modified, amended restated or supplemented from time to time, including in connection with a conversion of the interest rate on any portion of the Series A Bonds or the Series B Bonds to a fixed rate and (ii) any indenture, note purchase agreement or other similar debt instrument pursuant to which the Borrower issues bonds, notes or other evidences of indebtedness secured by the Series A Letter of Credit or the Series B Letter of Credit.

          "SERIES A AND SERIES B TRUSTEE": with respect to the Series A and Series B Indenture pursuant to which the Series A Bonds and the Series B Bonds have been issued, JPMorgan Chase Bank and any successor trustee pursuant to the terms thereof.

          "SERIES A BONDS": up to $40,000,000 aggregate principal amount of Borrower's bonds, notes or other evidences of indebtedness supported by the Series A Bonds Letters of Credit, initially, the Borrower's Floating Rate Weekly Demand Taxable, Series 1991A.

          "SERIES A BONDS LETTER OF CREDIT": that certain irrevocable letter of credit outstanding as of the date hereof under the Existing Credit Agreement for the account of the Borrower to the Series A and Series B Trustee, in the aggregate principal amount of $40,000,000 plus an amount equal to the interest computed on such amount for forty-two (42) days at fifteen percent (15%) per annum.

          "SERIES B BONDS": up to $20,000,000 aggregate principal amount of Borrower's bonds, notes or other evidences of indebtedness supported by the Series B Bonds Letter of Credit, initially, the Borrower's Floating Rate Weekly Demand Taxable Bond Series 1991B.

          "SERIES B BONDS LETTER OF CREDIT": that certain irrevocable letter of credit outstanding as of the date hereof under the Existing Credit Agreement for the account of the Borrower to the Series A and Series B Trustee, in the aggregate principal amount of $20,000,000 plus an amount equal to the interest computed on such amount for forty-two (42) days at fifteen percent (15%) per annum.

          "SINGLE EMPLOYER PLAN": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "SUBORDINATED LOAN": the subordinated loan made by Parent to the Borrower and evidenced by the Subordinated Note in the principal amount as of the Closing Date of $287,500,000.

          "SUBORDINATED NOTE": the 4.25% Note due October 15, 2008, in the principal amount as of the Closing Date of $287,500,000, made by the Borrower in favor of Parent, to evidence the Subordinated Loan, as the same may be amended, endorsed, substituted, replaced, refinanced, supplemented or otherwise modified from time to time in accordance with subsection 8.12.

          "SUBSIDIARY": as to any Person, a corporation, partnership or other entity of which shares of capital stock or other equity interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person.

          "SUBSIDIARY GUARANTEE": the Subsidiary Guarantee to be executed by each Subsidiary Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, substantially in the form of Exhibit B-4 hereto, as the same may be amended, supplemented or otherwise modified from time to time.

          "SUBSIDIARY GUARANTOR": any Subsidiary which enters into a Subsidiary Guarantee (it being understood and agreed that, subject to subsection 7.8(b), (i) no Foreign Subsidiary of the Borrower or Parent, (ii) no other Subsidiary of the Borrower if more than 65% of the assets of such Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value) and (iii) no Non-Significant Subsidiary, Permitted Syndication Subsidiary, Securitization Subsidiary, Restricted Joint Venture Subsidiary or Non-Restricted Joint Venture Subsidiary shall, in any case, enter into a Subsidiary Guarantee pursuant to subsection 7.8(a)).

          "SUBSIDIARY PLEDGE AGREEMENT": the Pledge Agreement dated as of the date hereof made by any Material Subsidiary in favor of the Administrative Agent, for the ratable benefit of the Lenders, substantially in the form of Exhibit B-5, as the same may be amended, supplemented or otherwise modified from time to time (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, the Subsidiary Pledge Agreement shall not require any Material Subsidiary to pledge (x) any of the outstanding capital stock of, or other equity interests in any (i) Non-Significant Subsidiary of the Borrower, (ii) any Foreign Subsidiary of the Borrower which is owned by a Foreign Subsidiary of the Borrower, (iii) any Non-Restricted Joint Venture Subsidiary, or (iv) a Permitted Syndication Subsidiary or a Securitization Subsidiary in each case to the extent the pledge of the capital stock or other equity interests of such Subsidiary is prohibited by any applicable Requirement of Law or Contractual Obligation, or (y) more than 65% of the outstanding capital stock of, or other equity interest in, (i) any other Foreign Subsidiary of the Borrower, or (ii) any other Subsidiary of the Borrower if more than 65% of the assets of such Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value)).

          "SWING LINE COMMITMENT": JPMorgan Chase Bank's obligation to make Swing Line Loans pursuant to subsection 3.7.

          "SWING LINE LOAN" and "SWING LINE LOANS": as defined in subsection 3.7(a).

          "SWING LINE LOAN PARTICIPATION CERTIFICATE": a certificate in substantially the form of Exhibit F hereto.

          "SWING LINE NOTE": as defined in subsection 4.2(e).

          "SYNDICATION AGENT": as defined in the preamble hereto.

          "TENDER DRAFT": with respect to any Existing Letter of Credit, a Tender Draft as defined in such Existing Letter of Credit.

          "TERM LENDER": each Lender that has a Term Loan Commitment or that holds a Term Loan.

          "TERM LOAN" and "TERM LOANS": as defined in subsection 2.1.

          "TERM LOAN COMMITMENT": as to any Lender, its obligations to make Term Loans to the Borrower on the Closing Date pursuant to subsection 2.1, in an aggregate amount not to exceed the amount set forth opposite such Lender's name in Schedule 1 under the heading "Term Loan Commitment" and in an aggregate amount not to exceed the amount equal to such Lender's Term Loan Commitment Percentage of the aggregate Term Loan Commitments; collectively, as to all the Lenders, the "TERM LOAN COMMITMENTS". The initial aggregate amount of the Term Loan Commitments is $850,000,000.

          "TERM LOAN COMMITMENT PERCENTAGE": as to any Lender, the percentage which such Lender's Term Loan constitutes of the aggregate then outstanding principal amount of Term Loans.

          "TERM LOAN MATURITY DATE": July 16, 2010.

          "TERM NOTE" and "TERM NOTES": as defined in subsection 4.2(e).

          "TYPE": as to any Loan, its nature as an ABR Loan or a Eurodollar
     Loan.

          "UNIFORM CUSTOMS": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (or any successor or similar publication), as the same may be amended from time to time.

          "U.S. TAXES": any tax, assessment, or other charge or levy and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon, imposed by or on behalf of the United States or any taxing authority thereof.

          "WORKING DAY": any day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and in New York, New York.

          1.2 OTHER DEFINITIONAL PROVISIONS. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Credit Document or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in the Notes, any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to Parent, the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

          SECTION 2. AMOUNT AND TERMS OF TERM LOAN COMMITMENTS

          2.1 TERM LOAN COMMITMENTS. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a "TERM LOAN") to the Borrower in a single drawing on the Closing Date in an amount not to exceed the amount of the Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 4.1 and 4.3.

          2.2 REPAYMENT OF TERM LOANS. The Term Loan of each Lender shall mature in 32 consecutive installments, each of which shall be in an amount equal to such Lender's Term Loan Commitment Percentage multiplied by the amount set forth below opposite the date of such installment:

       Installment                     Principal Amount
       -----------                     ----------------
     December 31, 2002                    $ 2,125,000
     March 31, 2003                       $ 2,125,000
     June 30, 2003                        $ 2,125,000
     September 30, 2003                   $ 2,125,000
     December 31, 2003                    $ 2,125,000
     March 31, 2004                       $ 2,125,000
     June 30, 2004                        $ 2,125,000
     September 30, 2004                   $ 2,125,000
     December 31, 2004                    $ 2,125,000
     March 31, 2005                       $ 2,125,000
     June 30, 2005                        $ 2,125,000
     September 30, 2005                   $ 2,125,000
     December 31, 2005                    $ 2,125,000
     March 31, 2006                       $ 2,125,000
     June 30, 2006                        $ 2,125,000
     September 30, 2006                   $ 2,125,000
     December 31, 2006                    $ 2,125,000
     March 31, 2007                       $ 2,125,000
     June 30, 2007                        $ 2,125,000
     September 30, 2007                   $ 2,125,000

     December 31, 2007                    $ 2,125,000
     March 31, 2008                       $ 2,125,000
     June 30, 2008                        $ 2,125,000
     September 30, 2008                   $ 2,125,000
     December 31, 2008                    $99,875,000
     March 31, 2009                       $99,875,000
     June 30, 2009                        $99,875,000
     September 30, 2009                   $99,875,000
     December 31, 2009                    $99,875,000
     March 31, 2010                       $99,875,000
     June 30, 2010                        $99,875,000
     Term Loan Maturity Date              $99,875,000

          2.3 PROCEEDS OF TERM LOANS. The Borrower shall use the proceeds of Term Loans made on the Closing Date in accordance with Schedule 2.3.

          2.4 INCREMENTAL FACILITY. Notwithstanding anything to the contrary contained in subsection 11.1, the Borrower and the Administrative Agent may amend this Agreement after the Closing Date to provide for one or more additional tranches of term loans in an aggregate principal amount of up to $200,000,000 (the "INCREMENTAL FACILITY") with only the consent of the Lenders providing such additional term loans (which may be new Lenders), PROVIDED no Default or Event of Default is continuing at the time such amendment is effected or after giving effect thereto. Any such additional term loans shall be upon terms and conditions agreed upon among the Borrower, the Lenders participating in such increase and the Administrative Agent, PROVIDED that (a) the margins included in the interest rate applicable thereto shall not be greater than in the case of Eurodollar Loans, 3.25%, and in the case of ABR Loans, 2.25%, and
(b) the maturity date of such additional term loans shall not be earlier than six months after the Term Loan Maturity Date. Any Incremental Facility shall share ratably in prepayments made by the Borrower pursuant to subsection 4.6 and shall benefit ratably from the Pledge Agreements and the Guarantees.

          SECTION 3. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

          3.1 REVOLVING CREDIT COMMITMENTS. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to extend credit, in an aggregate amount not to exceed such Revolving Lender's Revolving Credit Commitment, to the Borrower from time to time on any Borrowing Date during the Revolving Credit Commitment Period by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and by making loans to the Borrower ("REVOLVING CREDIT LOANS") from time to time. Notwithstanding the foregoing, in no event shall (i) any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if, after giving effect to such making or issuance and the use of proceeds thereof as irrevocably directed by the Borrower, the sum of the Aggregate Revolving Credit Extensions of Credit and the aggregate outstanding principal amount of the Swing Line Loans would exceed the aggregate Revolving Credit Commitments or if subsection 3.7 would be violated thereby or (ii) any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if the amount of such Loan to be made or any Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the Available Revolving Credit Commitments. During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans or Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lenders issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the relevant Issuing Lender for such drawing, and having the Issuing Lenders issue new Letters of Credit.

          (b) Each borrowing of Revolving Credit Loans pursuant to the Revolving Credit Commitments shall be in an aggregate principal amount of the lesser of (i) $3,000,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) the Available Revolving Credit Commitments, except that any borrowing of a Revolving Credit Loan to be used solely to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans.

          3.2 PROCEEDS OF REVOLVING CREDIT LOANS. The Borrower shall use the proceeds of Revolving Credit Loans in accordance with Schedule 3.2.

          3.3 ISSUANCE OF LETTERS OF CREDIT. (a) The Borrower may from time to time request any Issuing Lender to issue a Letter of Credit, by delivering to the Administrative Agent at its address specified in subsection 11.2 and the Issuing Lender an L/C Application completed to the satisfaction of the Issuing Lender, together with the proposed form of the Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; PROVIDED that if the Issuing Lender informs the Borrower that it is for any reason unable to open such Letter of Credit, the Borrower may request another Lender to open such Letter of Credit upon the same terms offered to the initial Issuing Lender and if such other Lender agrees to issue such Letter of Credit each reference to the Issuing Lender for purposes of the Credit Documents shall be deemed to be a reference to such Lender.

          (b) Each Letter of Credit issued hereunder shall, among other things, (i) be in such form requested by the Borrower as shall be acceptable to the Issuing Lender in its sole discretion and (ii) have an expiry date, other than Existing Letters of Credit, occurring not later than the earlier of (w) 365 days after the date of issuance of such Letter of Credit and (x) the Revolving Credit Termination Date. Each L/C Application and each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

          (c) The Existing Letters of Credit shall be deemed outstanding pursuant to, and shall constitute "Letters of Credit" for all purposes of, this Agreement. For purposes of each of the Series A and Series B Indenture and the Fulton Indenture, this Agreement shall be deemed to be a "Reimbursement Agreement" as therein defined.

          (d) Notwithstanding anything to the contrary contained in this subsection 3.3, when the Issuing Lender shall make any payment under any Existing Letter of Credit pursuant to a Tender Draft, the amount of such payment by the Issuing Lender shall constitute a Revolving L/C Obligation by the Borrower, which shall be repaid by the Borrower pursuant to subsection

3.6. Subject to all of the terms and conditions set forth in this Agreement, upon receipt of notice of any such payment by the Issuing Lender under an Existing Letter of Credit, the Administrative Agent shall establish the appropriate Revolving L/C Obligation effective on the date of the corresponding payment under such Existing Letter of Credit.

          (e) Pursuant to the Bond Pledge Agreements, the Borrower has agreed that, in accordance with the terms of the Indentures, Bonds purchased with the proceeds of any Tender Draft and not remarketed on the date of such Tender Draft shall be delivered by the respective Tender Agent to the Administrative Agent as designee of the Issuing Bank, to be held by the Administrative Agent in pledge as collateral securing the Revolving L/C Obligations arising from the purchase of such Bonds with the proceeds of such Tender Draft until such time as all such Revolving L/C Obligations have been paid in full. Bonds so delivered to the Administrative Agent shall, at the request of the Administrative Agent, be registered in the name of the Administrative Agent or its designee, as pledgee of the Borrower, as provided in the applicable Bond Pledge Agreement.

          3.4 PARTICIPATING INTERESTS. Effective in the case of each Letter of Credit opened by the Issuing Lender as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Revolving Lender, and each Revolving Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application, an L/C Participating Interest in a percentage equal to such Revolving Lender's Revolving Credit Commitment Percentage.

          3.5   PROCEDURE FOR OPENING LETTERS OF CREDIT. Upon receipt of any
L/C Application from the Borrower in respect of a Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent thereof. The Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, upon receipt thereof in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Borrower; PROVIDED that no such Letter of Credit shall be issued (a) if the amount of such requested Letter of Credit, together with the sum of (i) the aggregate unpaid amount of Revolving L/C Obligations outstanding at the time of such request and (ii) the maximum aggregate amount available to be drawn under all Letters of Credit outstanding at such time, would exceed $100,000,000 or (b) if subsection 3.1 would be violated thereby (and each Issuing Lender shall be responsible for confirming the same with the Administrative Agent).

          3.6 PAYMENTS IN RESPECT OF LETTERS OF CREDIT. (a) The Borrower agrees forthwith upon demand by the Issuing Lender and otherwise in accordance with the terms of the L/C Application relating thereto (i) to reimburse the Issuing Lender, through the Administrative Agent, for any payment made by the Issuing Lender under any Letter of Credit, including any payment arising from the purchase of Bonds with the proceeds of a Tender Draft, and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from the Borrower for such payment, the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans and (B) on such date and thereafter, the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans plus 2%.

          (b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Issuing Lender will promptly notify each other Lender with a Revolving Credit Commitment through the Administrative Agent. Forthwith upon its receipt of any such notice, each other Lender with a Revolving Credit Commitment will transfer to the Issuing Lender, through the Administrative Agent, in immediately available funds, an amount equal to such other Lender's PRO RATA share of the Revolving L/C Obligation arising from such unreimbursed payment. Upon its receipt from such other Lender of such amount and a request of such Lender, the Issuing Lender will complete, execute and deliver to such other Lender an L/C Participation Certificate dated the date of such receipt and in such amount.

          (c) Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Lender such other Lender's PRO RATA share of the Revolving L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such Revolving L/C Obligation or any payment of interest on account thereof (including, as result of any foreclosure or other exercise of remedies under any Bond Pledge Agreement), the Issuing Lender will distribute to such other Lender, through the Administrative Agent, its PRO RATA share thereof in like funds as received (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); PROVIDED that, in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender, through the Administrative Agent, any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

          3.7 SWING LINE COMMITMENT. (a) Subject to the terms and conditions hereof, JPMorgan Chase Bank agrees to make swing line loans (individually, a "SWING LINE LOAN"; collectively, the "SWING LINE LOANS") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $25,000,000; PROVIDED that at no time may the sum of the aggregate outstanding principal amount of the Swing Line Loans and the Aggregate Revolving Credit Extensions of Credit exceed the Revolving Credit Commitments. Amounts borrowed by the Borrower under this subsection may be repaid and, through but excluding the Revolving Credit Termination Date, reborrowed. The Swing Line Loans shall be ABR Loans, and shall not be entitled to be converted into Eurodollar Loans. The Borrower shall give JPMorgan Chase Bank irrevocable notice (which notice must be received by JPMorgan Chase Bank prior to 12:00 Noon, New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in the minimum amount of $500,000 or a whole multiple thereof. The proceeds of each Swing Line Loan will be made available by JPMorgan Chase Bank to the Borrower by crediting the account of the Borrower at JPMorgan Chase Bank with such proceeds. The proceeds of Swing Line Loans may be used solely for the purposes referred to in subsection 3.2.

          (b) JPMorgan Chase Bank at any time in its sole and absolute discretion may, and on the thirtieth day (or if such day is not a Business Day, the next Business Day) after the Borrowing Date with respect to any Swing Line Loans shall, on behalf of the Borrower (which hereby irrevocably directs JPMorgan Chase Bank to act on its behalf), request each Revolving Lender, including JPMorgan Chase Bank, to make a Revolving Credit Loan (which shall be initially an ABR Loan) in an amount equal to such Revolving Lender's Revolving Credit Commitment Percentage of the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 9 shall have occurred (in which event the procedures of paragraph (c) of this subsection shall apply) each Revolving Lender shall make the proceeds of its Revolving Credit Loan available to JPMorgan Chase Bank for the account of JPMorgan Chase Bank at the office of JPMorgan Chase Bank located at 270 Park Avenue, New York, New York 10017 prior to 12:00 Noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

          (c) If prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this subsection one of the events described in paragraph (f) of
Section 9 shall have occurred, each Revolving Lender will, on the date such Loan would otherwise have been made, purchase an undivided participating interest in the Refunded Swing Line Loans in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loans. Each Revolving Lender will immediately transfer to JPMorgan Chase Bank, in immediately available funds, the amount of its participation and upon receipt thereof JPMorgan Chase Bank will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

          (d) Whenever, at any time after JPMorgan Chase Bank has received from any Revolving Lender such Revolving Lender's participating interest in a Swing Line Loan, JPMorgan Chase Bank receives any payment on account thereof, JPMorgan Chase Bank will distribute to such Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender's participating interest was outstanding and funded) in like funds as received; PROVIDED, HOWEVER, that in the event that such payment received by JPMorgan Chase Bank is required to be returned, such Lender will return to JPMorgan Chase Bank any portion thereof previously distributed by JPMorgan Chase Bank to it in like funds as such payment is required to be returned by JPMorgan Chase Bank.

          3.8 PARTICIPATIONS. Each Revolving Lender's obligation to purchase participating interests pursuant to subsection 3.4 and clauses (b) and (c) of subsection 3.7 is absolute and unconditional as set forth in subsection 4.16.

          SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF
                      CREDIT

          4.1 PROCEDURE FOR BORROWING BY THE BORROWER. (a) The Borrower may borrow under the Commitments on any Working Day, if the borrowing is of Eurodollar Loans, or on any Business Day, if the borrowing is of ABR Loans. With respect to the borrowings to take place on the Closing Date, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, on the Closing Date). With respect to any subsequent borrowings, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (i) three Working Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) one Business Day prior to the requested Borrowing Date if the borrowing is to be solely of ABR Loans) specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or ABR Loans, or a combination thereof, (C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans and (D) if the borrowing is to be made on the Closing Date, the amount of such borrowing to be constituted by Term Loans and/or Revolving Credit Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender (which notice shall in any event be delivered to each Lender by 4:00 P.M., New York City time, on such date). Not later than 12:00 Noon, New York City time, on the Borrowing Date specified in such notice, each Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 11.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender. Subject to subsection 3.7(b) and any irrevocable direction of the Borrower pursuant to subsection 3.1(a), loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Borrower by the Administrative Agent's crediting the account of the Borrower, at the office of the Administrative Agent specified in subsection 11.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

          (b) Any borrowing of Eurodollar Loans by the Borrower hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $3,000,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) no more than ten Interest Periods shall be in effect at any one time with respect to Eurodollar Loans which are Term Loans and no more than five Interest Periods shall be in effect at any one time with respect to Eurodollar Loans which are Revolving Credit Loans.

          4.2 REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9) and (ii) the principal amount of the Term Loan of such Lender, in accordance with the amortization schedule set forth in subsection 2.2 (or the then unpaid principal amount of such Term Loans, on the date that any or all of the Term Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.7.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each

Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.2(b) shall, to the extent permitted by applicable law, be PRIMA FACIE evidence of the existence and amounts of the obligations of the Borrower therein recorded; PROVIDED, HOWEVER, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

          (e) The Borrower agrees that, upon the request to the Borrower and the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender (i) a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A-2 with appropriate insertions as to date and principal amount (a "REVOLVING CREDIT NOTE"), (ii) a promissory note of the Borrower evidencing the Swing Line Loans of such Lender, substantially in the form of Exhibit A-3 with appropriate insertions as to date and principal amount (a "SWING LINE NOTE") and (iii) a promissory note of the Borrower evidencing the Term Loan of such Lender, substantially in the form of Exhibit A-1 with appropriate insertions as to date and principal amount (a "TERM NOTE").

          4.3 CONVERSION OPTIONS. The Borrower may elect from time to time to convert Eurodollar Loans into ABR Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, PROVIDED that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert all or a portion of the ABR Loans (other than Swing Line Loans) then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Working Day, on the next succeeding Working Day. Upon receipt of any notice pursuant to this subsection 4.3, the Administrative Agent shall promptly, but in any event by 4:00 P.M., New York City time, notify each Lender thereof. All or any part of the outstanding Loans (other than Swing Line Loans) may be converted as provided herein, PROVIDED that partial conversions of Loans shall be in the aggregate principal amount of $3,000,000, or a whole multiple of $1,000,000 in excess thereof, and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $3,000,000 or a whole multiple of $1,000,000 in excess thereof.

          4.4 CHANGES OF COMMITMENT AMOUNTS. (a) The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate or, from time to time, reduce the Revolving Credit Commitments subject to the provisions of this subsection 4.4. To the extent, if any, that the sum of the amount of the Revolving Credit Loans, Swing Line Loans, and Revolving L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments as then reduced, the Borrower shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied FIRST, to payment of the Swing Line Loans then outstanding, SECOND, to payment of the Revolving Credit Loans then outstanding, THIRD, to payment of any Revolving L/C Obligations then outstanding, and LAST, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Any such termination of the Revolving Credit Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans, Swing Line Loans and Revolving L/C Obligations then outstanding and by cash collateralization of any outstanding Letter of Credit on terms reasonably satisfactory to the Administrative Agent. Upon termination of the Revolving Credit Commitments any Letter of Credit then outstanding which has been so cash collateralized shall no longer be considered a "Letter of Credit", as defined in subsection 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such L/C Obligations) but the Letter of Credit fees payable under subsection
4.11 shall continue to accrue to the Issuing Lender (or, in the event of any such automatic reinstatement, as provided in subsection 4.11) with respect to such Letter of Credit until the expiry thereof.

          (b) Interest accrued on the amount of any partial prepayment pursuant to this subsection 4.4 to the date of such partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. In the case of the termination of the Revolving Credit Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments shall be in an amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

          4.5 OPTIONAL PREPAYMENTS. The Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, upon at least one Business Days' irrevocable notice to the Administrative Agent in the case of ABR Loans and two Working Days' irrevocable notice to the Administrative Agent in the case of Eurodollar Loans and specifying the date and amount of prepayment; PROVIDED that Eurodollar Loans prepaid on other than the last day of any Interest Period with respect thereto shall be prepaid subject to the provisions of subsection 4.21. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Accrued interest on any Notes or on the amount of any Loans paid in full pursuant to this subsection 4.5 shall be paid on the date of such prepayment. Accrued interest on the amount of any partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. Partial prepayments shall be in an aggregate principal amount equal to the lesser of (A) $2,500,000 or a whole multiple of $1,000,000 in excess thereof and (B) the aggregate unpaid principal amount of the applicable Loans, as the case may be. Any amount prepaid on account of Term Loans may not be reborrowed. Partial prepayments of the Term Loans pursuant to this subsection 4.5 shall be applied as set forth in subsection 4.6(d)(ii).

          4.6 MANDATORY PREPAYMENTS. (a) Subject to the provisions of paragraph (e) below, following any issuance of debt obligations of the Borrower or any of its Subsidiaries (other than Indebtedness of the Borrower or any of its Subsidiaries permitted to be issued under subsection 8.2) or any issuance of Convertible Subordinated Debt or High Yield Subordinated Debt by Parent (other than to the extent such issuance is refinancing Existing Convertible Subordinated Debt, Convertible Subordinated Debt or High Yield Subordinated Debt which is outstanding at the time), an amount equal to 75% of the net proceeds of such debt issuance shall be applied by the Borrower to the prepayment of the Loans as set forth in paragraph (d) below.

          (b) Subject to the provisions of paragraph (e) below, following the consummation of any Asset Sale by the Borrower or any of its Subsidiaries, in the case of cash proceeds, and following receipt of cash proceeds representing payments under notes or other securities received in connection with any non-cash consideration obtained in connection with such Asset Sale, if the Asset Sale Prepayment Trigger is met, an amount equal to 75% of the Net Proceeds of the Asset Sale Prepayment Amount shall be applied by the Borrower to the prepayment of the Loans as set forth in paragraph (d) below.

          (c) Subject to the provisions of paragraph (e) below, following any issuance of equity by Parent or the Borrower (without duplication), an amount equal to 50% of the net cash proceeds of such equity issuance shall be applied by the Borrower to the prepayment of the Loans as set forth in paragraph
(d) below. Equity issuances by Parent or the Borrower pursuant to employee, officer or director benefit plans or agreements ("EMPLOYEE ISSUANCES") or as consideration for any Permitted Acquisition shall not be subject to the provisions of this paragraph (c).

          (d) (i) Amounts to be applied in connection with prepayments made pursuant to paragraph (a) or (b) above shall be applied, FIRST, to the ratable prepayment of the Term Loans (in the manner set forth in clause (ii) of this paragraph (d)) and SECOND, to the prepayment of Revolving Credit Loans then outstanding (without any accompanying reduction of the Revolving Credit Commitments). Amounts to be applied in connection with prepayments made pursuant to paragraph (c) above shall be applied, FIRST, to the ratable prepayment of the Term Loan installments scheduled to be paid during the next twelve months after the date of such prepayment, in the order that such installments are scheduled to be paid; SECOND, to the prepayment of Revolving Credit Loans then outstanding (without any accompanying reduction of the Revolving Credit Commitments); and THIRD, to the prepayment of the remaining installments of the Term Loans on a PRO RATA basis.

          (ii)  Partial prepayments of the Term Loans pursuant to subsection
4.5 or 4.6 (other than prepayments made pursuant to paragraph (c) of subsection 4.6) shall be applied FIRST, to the installments thereof scheduled to be paid during the next twelve months after the date of

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                                                                              36

such prepayment, in the order that such installments are scheduled to be paid, and SECOND, to the remaining installments on a PRO RATA basis.

          (e) (i) Immediately upon receipt by the Borrower or any of its Subsidiaries of any cash proceeds relating to any transaction described in paragraph (a), (b) or (c) above that are expected to give rise to a prepayment required by said paragraph, the Borrower shall apply such cash proceeds (less the aggregate amount of any reasonable underwriter's commissions and discounts, placement agency fees and expenses, financial advisory fees and expenses, brokers fees, accounting and legal fees and expenses, and other fees and expenses, in each case relating to, and payable at the closing of, the transaction or transactions resulting in such cash proceeds ("CLOSING TRANSACTION FEES")) to prepay the Revolving Credit Loans (or to the extent there are no Revolving Credit Loans outstanding or the Borrower would not, as determined by the Borrower in good faith, be permitted to reborrow Revolving Credit Loans as contemplated in this subsection 4.6(e)), such cash proceeds (less Closing Transaction Fees) shall be delivered to the Administrative Agent to be held by it on behalf of the Lenders until the calculations required to be made pursuant to clause (ii) hereof have been reported to the Administrative Agent) and any such prepaid amounts may not be reborrowed until the calculations required to be made pursuant to clause (ii) hereof have been reported to the Administrative Agent.

          (ii) Within five days following the receipt by the Borrower or any of its Subsidiaries of such cash proceeds, the Borrower shall calculate the anticipated net proceeds of any debt or equity issuance or the anticipated amount of Net Proceeds of any Asset Sale and shall report such calculation to the Administrative Agent.

          (iii) Within 30 days following the receipt by the Borrower or any of its Subsidiaries of such cash proceeds, the Borrower shall apply an amount equal to 75% of the net proceeds of any debt issuance required to be used to make a prepayment, 75% of the Net Proceeds of an Asset Sale required to be used to make a prepayment or 50% of the net proceeds of any equity issuance required to be used to make a prepayment, to prepay the Loans and, to the extent required, the Revolving Credit Loans in the applicable order set forth in paragraph (d) above and the Administrative Agent shall remit to the Borrower the remainder, if any, of any funds delivered to the Administrative Agent pursuant to clause (i) of this subsection 4.6(e) therefor. For purposes of this subsection 4.6, the net proceeds of any transaction (other than an Asset Sale) giving rise to a required prepayment shall be determined in accordance with the definition of "Net Proceeds" in subsection 1.1, with appropriate changes.

          (f) Upon receipt by the Administrative Agent of the amounts required to be paid pursuant to clause (i) of paragraph (e) above from any Asset Sale consisting of the sale of all of the shares of capital stock of any Subsidiary Guarantor (or, upon receipt by the Borrower or its Subsidiaries of such amounts as are permitted to be retained in accordance with clause (b) of this subsection 4.6), (1) the obligations of such Subsidiary Guarantor under its Guarantee shall automatically be discharged and released without any further action by the Agents or any Lender, and (2) the Agents and the Lenders will, upon the request of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such discharge and release.

          (g) Upon receipt by the Administrative Agent of the amounts required to be paid pursuant to clause (i) of paragraph (e) above from any Asset Sale consisting of the sale of shares of capital stock of any Subsidiary Guarantor or any Subsidiary of the Borrower (or, upon receipt by the Borrower or its Subsidiaries of such amounts as are permitted to be retained in accordance with clause (c) of this subsection 4.6), (1) the Administrative Agent shall release to the Borrower, without representation, warranty or recourse, express or implied, those of such shares of capital stock of such Subsidiary Guarantor or Subsidiary held by it as Pledged Equity Interests (as defined in the Borrower Pledge Agreement) and (2) the Agents and the Lenders will, upon the request of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such release.

          (h) The Borrower shall give the Administrative Agent (which shall promptly notify each Lender) at least one Business Day's notice of each prepayment pursuant to subsection 4.5 setting forth the date and amount thereof. Prepayments of Eurodollar Loans pursuant to this subsection 4.6, if not on the last day of the Interest Period with respect thereto, shall, at the Borrower's option, as long as no Default or Event of Default has occurred and is continuing, be prepaid subject to the provisions of subsection 4.21 or such prepayment (after application to any ABR Loans, in the case of prepayments by the Borrower) shall be deposited with the Administrative Agent as cash collateral for such Eurodollar Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied to the prepayment of the Eurodollar Loans on the last day of the respective Interest Periods for such Eurodollar Loans next ending most closely to the date of receipt of such Net Proceeds. After such application, unless a Default or an Event of Default shall have occurred and be continuing, any remaining interest earned on such cash collateral shall be paid to the Borrower.

          (i) Upon the Revolving Credit Termination Date the Borrower shall, with respect to each then outstanding Letter of Credit, if any, either (i) cause such Letter of Credit to be cancelled without such Letter of Credit being drawn upon or (ii) collateralize the Revolving L/C Obligations with respect to such Letter of Credit with a letter of credit issued by banks or a bank satisfactory to the Administrative Agent on terms satisfactory to the Administrative Agent.

          (j) Upon consummation by the Borrower or any Subsidiary of a Permitted Interest Transfer, (i) the Administrative Agent shall release to the Borrower, without representation, warranty or recourse, those shares of capital stock or other equity interests of the Subsidiary that are the subject of such Permitted Interest Transfer as permitted in clauses (1) and (2) of subsection 4.6(g) and shall release any Pledged Note theretofore pledged to the extent such Pledged Note is being discharged in connection with such Permitted Interest Transfer, and (ii) if such Subsidiary whose shares are the subject of such Permitted Interest Transfer is a Subsidiary Guarantor, the obligations of such Subsidiary under its Subsidiary Guarantee shall automatically be discharged and released as provided in clauses (1) and (2) of subsection 4.6(f) above.

          (k) Notwithstanding any provision to the contrary contained in this Agreement, the proceeds from any Permitted Receivables Securitization shall not have to be applied to prepay any Term Loan or any Revolving Credit Loans under this Section 4.6.

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                                                                              38

          4.7 INTEREST RATES AND PAYMENT DATES. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

          (b) ABR Loans shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.

          (c) If all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon or other amount payable under this Agreement shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Lenders under Section 9, bear interest at a rate per annum which is (x) in the case of overdue principal, 2% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection (PROVIDED that for all purposes of determining the Applicable Margin, the Applicable Level shall be deemed to be Level 1) or (y) in the case of overdue interest or other amounts, 2% above the rate described in paragraph (b) of this subsection for Revolving Credit Loans (PROVIDED that for purposes of this paragraph (c), the Applicable Level shall be deemed to be Level 1), in each case from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date; PROVIDED that interest accruing pursuant to paragraph (c) of this subsection shall be payable on demand by the Administrative Agent made at the request of the Required Lenders.

          4.8   COMPUTATION OF INTEREST AND FEES. (a) Interest in respect of
ABR Loans at any time the ABR is calculated based on the Prime Rate and all fees hereunder shall be calculated on the basis of a 365 or 366, as the case may be, day year for the actual days elapsed. Interest in respect of Eurodollar Loans and ABR Loans at any time the ABR is not calculated based on the Prime Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

          4.9 COMMITMENT FEES. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee from and including the Closing Date to but excluding the Revolving Credit Termination Date on the sum of such Lender's Available Revolving Credit Commitment outstanding from time to time, at the rate per annum for each day

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                                                                              39

during the period for which payment is made set forth opposite the Applicable Margin in effect for Revolving Credit Loans which are Eurodollar Loans on such day, whether or not there are any such Eurodollar Loans outstanding on such day:

          Eurodollar Applicable Margin for
               Revolving Credit Loans              Commitment Fee
          --------------------------------         --------------
                       2.75%                           .500%
                       2.50%                           .500%
                       2.25%                           .500%
                       2.00%                           .500%
                       1.75%                           .375%
                       1.50%                           .375%

The commitment fee provided for in this subsection 4.9 shall be payable quarterly in arrears on the last day of each fiscal quarter and on the Revolving Credit Termination Date.

          4.10 CERTAIN FEES. The Borrower agrees to pay to the Administrative Agent for its own account a non-refundable annual administration fee in accordance with the Administrative Agent Fee Letter dated June 7, 2002 between the Borrower and the Administrative Agent.

          4.11 LETTER OF CREDIT FEES. (a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Letters of Credit (other than standard administrative issuance, amendment and negotiation fees), the Borrower agrees to pay the Administrative Agent a Letter of Credit fee, for the account of the Issuing Lender and the Participating Lenders, on the average outstanding amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans in effect at such time, whether or not there are any such Eurodollar Loans outstanding at such time, payable in arrears, on the last day of each fiscal quarter of the Borrower and on the Revolving Credit Termination Date.

          In addition, the Borrower shall pay to the Issuing Lender with respect to a Letter of Credit in arrears on the last day of each fiscal quarter of the Borrower and on the Revolving Credit Termination Date with respect to the Revolving Credit Commitments, a fee to be agreed with the applicable Issuing Lender but not greater than 0.25% per annum on the average outstanding amount available to be drawn under such Letter of Credit, solely for its own account as Issuing Lender of such Letter of Credit and not on account of its L/C Participating Interest therein.

          (b) In connection with any payment of fees pursuant to this subsection 4.11, the Administrative Agent agrees to provide to the Borrower a statement of any such fees so paid; PROVIDED that the failure by the Administrative Agent to provide the Borrower with any such invoice shall not relieve the Borrower of its obligation to pay such fees.

          4.12 LETTER OF CREDIT RESERVES. (a) If any Change in Law after the date of this Agreement shall either (i) impose, modify, deem or make applicable any reserve, special deposit,

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                                                                              40

assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender's reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Borrower shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Credit ABR Loans. A certificate submitted by the Issuing Lender to the Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

          (b) In the event that at any time after the date hereof any Change in Law with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender's or such corporation's capital, as the case may be, as a consequence of the Issuing Lender's obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Borrower of such Change in Law, within 15 days after demand by the Issuing Lender, the Borrower shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. If the Issuing Lender becomes entitled to claim any additional amounts pursuant to this subsection 4.12(b), it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate submitted by the Issuing Lender to the Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

          (c) The Borrower agrees that the provisions of the foregoing paragraphs (a) and (b) and the provisions of each L/C Application providing for reimbursement or payment to the Issuing Lender in the event of the imposition or implementation of, or increase in, any reserve, special deposit, capital adequacy or similar requirement in respect of the Letter of Credit relating thereto shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or any corporation controlling such Participating Lender.

          4.13 FURTHER ASSURANCES. The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender to effect more fully the purposes of this Agreement and the issuance of Letters of Credit hereunder. The Borrower further agrees to execute any and all instruments reasonably requested by the Issuing Lender in connection with the obtaining and/or maintaining of any insurance coverage applicable to any Letters of Credit.

          4.14 OBLIGATIONS ABSOLUTE. The payment obligations of the Borrower under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                (i) the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Agents or any Lender, or any other Person, whether in connection with this Agreement, the Related Documents, any Credit Documents, the transactions contemplated herein, or any unrelated transaction;

                (ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                (iii) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

                (iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

          4.15 ASSIGNMENTS. No Participating Lender's participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender's Revolving Credit Commitment in accordance with subsection 11.6) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other Participating Lender. Notwithstanding the foregoing, a Participating Lender may subparticipate its L/C Participating Interest without obtaining the prior written consent of the Issuing Lender.

          4.16 PARTICIPATIONS. Each Revolving Lender's obligation to purchase participating interests pursuant to subsections 3.4 and 3.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Issuing Lender, the Borrower, Parent or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          4.17 INABILITY TO DETERMINE INTEREST RATE FOR EURODOLLAR LOANS. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the interbank eurodollar market generally, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that the Borrower has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of ABR Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, (b) the Eurodollar Rate determined or to be determined for any Interest Period will not adequately and fairly reflect the cost to Lenders constituting the Required Lenders of making or maintaining their affected Eurodollar Loans during such Interest Period by reason of circumstances affecting the interbank eurodollar market generally or (c) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not available to any of the Lenders in their respective Eurodollar Lending Offices' interbank eurodollar market, the Administrative Agent shall forthwith give notice of such determination, confirmed in writing, to the Borrower and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given, (i) any requested Eurodollar Loans shall be made as ABR Loans, (ii) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans, and (iii) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no ABR Loans shall be converted to Eurodollar Loans.

          4.18  PRO RATA TREATMENT AND PAYMENTS. (a) Each borrowing of any
Loans (other than Swing Line Loans) by the Borrower from the Lenders, each payment by the Borrower on account of any fee hereunder (other than as set forth in subsections 4.10 and 4.11) and any reduction of the Revolving Credit Commitments of the Lenders hereunder shall be made PRO RATA according to the relevant Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans (other than Swing Line Loans and other than as set forth in subsections 4.6, 4.19, 4.20 and 4.21) shall be made PRO RATA according to the relevant Commitment Percentages of the Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office located at 270 Park Avenue, New York, New York 10017, in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall promptly distribute such payments ratably to each Lender in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

          (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount which would constitute its relevant Commitment Percentage of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date in accordance with subsection 4.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is made available to the Administrative Agent by such Lender on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender's relevant Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender's relevant Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.18(b) shall be conclusive, absent manifest error. If such Lender's relevant Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower without prejudice to any rights which the Borrower or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 4.18(b) shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

          (c) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

          (d) All payments and prepayments (other than mandatory prepayments as set forth in subsection 4.6 and other than prepayments as set forth in subsection 4.20 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $3,000,000 or a whole multiple of $1,000,000 in excess thereof.

          (e) Each Lender, Assignee and Participant that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or any estate or trust that is subject to U.S. federal income taxation regardless of the source of its income (a "NON-U.S. LENDER") shall deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of a Participant, on or before the date on which such Participant purchases the related participation) either:

                (A) two duly completed and signed copies of either Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying to such Non-U.S. Lender's entitlement to a complete exemption from withholding of U.S. taxes with respect to all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents; or

                (B) in the case of a Non-U.S. Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with the requirements of clause (A) hereof, (x) a statement in the form of Exhibit H (or such other form of statement as shall be reasonably requested by the Borrower from time to time) to the effect that such Non-U.S. Lender is eligible for a complete exemption from withholding of U.S. Taxes under Code Section 871(h) or 881(c), and (y) two duly completed and signed copies of Internal Revenue Service Form W-8BEN or successor and related applicable forms (it being understood and agreed that no Participant and, without the prior written consent of the Borrower described in clause (C) of the proviso to the first sentence of subsection 11.6(c), no Assignee shall be entitled to deliver any forms or statements pursuant to this clause (B), but rather shall be required to deliver forms pursuant to clause (A) of this subsection 4.18(e)).

Each Non-U.S. Lender that delivers a statement in the form of Exhibit H (or such other form of statement as shall have been requested by the Borrower) agrees that it shall hold only Qualified Non-U.S. Lender Notes and that it shall be the sole beneficial and record owner of all Qualified Non-U.S. Lender Notes held by it. Further, each Non-U.S. Lender agrees (i) to deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two further duly completed and signed copies of such Forms W-8BEN or W-8ECI, as the case may be, or successor and related applicable forms, on or before the date that any such form expires or becomes obsolete and promptly after the occurrence of any event requiring a change from the most recent form(s) previously delivered by it to the Borrower (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) in accordance with applicable U.S. laws and regulations, (ii) in the case of a Non-U.S. Lender that delivers a statement in the form of Exhibit H (or such other form of statement as shall have been requested by the Borrower), to deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender, such statement on an annual basis on the anniversary of the date on which such Non-U.S. Lender became a party to this Agreement and to deliver promptly to the Borrower and the Administrative Agent, and if applicable, the assigning Lender, such additional statements and forms as shall be reasonably requested by the Borrower from time to time, and (iii) to notify promptly the Borrower and the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or statement previously delivered by it pursuant to this subsection 4.18(e). Each Non-U.S. Lender agrees to indemnify and hold harmless the Borrower from and against any taxes, penalties, interest or other costs or losses (including, without limitation, reasonable attorneys' fees and expenses) incurred or

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                                                                              45

payable by the Borrower as a result of the failure of the Borrower to comply with its obligations to deduct or withhold any U.S. Taxes from any payments made pursuant to this Agreement to such Non-U.S. Lender or the Administrative Agent which failure resulted from the Borrower's reliance on any form, statement, certificate or other information provided to it by such Non-U.S. Lender pursuant to clause (B) or clause (ii) of this subsection 4.18(e). The Borrower hereby agrees that for so long as a Non-U.S. Lender complies with this subsection 4.18(e), the Borrower shall not withhold any amounts from any payments made pursuant to this Agreement to such Non-U.S. Lender, unless the Borrower reasonably determines that it is required by law to withhold or deduct any amounts from any payments made to such Non-U.S. Lender pursuant to this Agreement. Notwithstanding any other provision of this subsection 4.18(e), a Non-U.S. Lender shall not be required to deliver any form or statement pursuant to the immediately preceding sentences in this subsection 4.18(e) that such Non-U.S. Lender is not legally able to deliver (it being understood and agreed that the Borrower shall withhold or deduct such amounts from any payments made to such Non-U.S. Lender that the Borrower reasonably determines are required by law). If any Credit Party other than the Borrower makes any payment to any Non-U.S. Lender under any Credit Document, the foregoing provisions of this subsection 4.18(e) shall apply to such Non-U.S. Lender and such Credit Party as if such Credit Party were the Borrower (but a Non-U.S. Lender shall not be required to provide any form or make any statement to any such Credit Party unless such Non-U.S. Lender has received a request to do so from such Credit Party and has a reasonable time to comply with such request).

          4.19 ILLEGALITY. Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof occurring after the date that any lender becomes a Lender party to this Agreement shall make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of ABR Loans into Eurodollar Loans shall forthwith be cancelled and such Lender's Loans then outstanding as Eurodollar Loans, if any, shall, if required by law and if such Lender so requests, be converted automatically to ABR Loans on the date specified by such Lender in such request. To the extent that such affected Eurodollar Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender's ABR Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this subsection 4.19 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder (such Lender's notice of such costs, as certified to the Borrower through the Administrative Agent, to be conclusive absent manifest error).

          4.20 REQUIREMENTS OF LAW. (a) In the event that, at any time after the date hereof, the adoption of any Requirement of Law, or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

                (i) does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender of principal, interest or any other

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                                                                              46

     amount payable hereunder (except for changes in the rate of tax on the overall net income of such Lender), it being understood and agreed that, in the case of a Non-U.S. Lender that does not comply with clause (A) of subsection 4.18(e), this clause (i) shall apply only to the extent that it would have applied if such Non-U.S. Lender were able to comply with clause
     (A) of subsection 4.18(e);

                (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

                (iii) does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Borrower, shall promptly pay such Lender, on demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans.

          (b) In the event that at any time after the date hereof any Change in Law with respect to any Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender's or such corporation's capital, as the case may be, as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Borrower of such Change in Law as provided in paragraph (c) of this subsection 4.20, within 15 days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, on an after-tax basis for such reduction.

          (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 4.20, it shall promptly notify the Borrower through the Administrative Agent, of the event by reason of which it has become so entitled. If any Lender has notified the Borrower through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 4.20, the Borrower at any time thereafter may, upon at least two Working Days' notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 4.21, prepay or convert into ABR Loans all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the

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                                                                              47

operation of paragraph (a) of this subsection 4.20 with respect to such Lender, it will, if requested by the Borrower, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); PROVIDED, HOWEVER, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender has notified the Borrower, through the Administrative Agent, of any increased costs pursuant to paragraph
(b) of this subsection 4.20, the Borrower at any time thereafter may, upon at least three Business Days' notice to the Administrative Agent (which shall promptly notify the Lender thereof), and subject to subsection 4.21, reduce or terminate the Revolving Credit Commitments in accordance with subsection 4.4.

          (d) A certificate submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. The covenants contained in this subsection 4.20 shall survive the termination of this Agreement and repayment of the outstanding Loans.

          4.21 INDEMNITY. The Borrower agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Borrower in making a borrowing of Eurodollar Loans after the Borrower has given a notice in accordance with subsection 4.1 or in making a conversion of ABR Loans to Eurodollar Loans after the Borrower has given notice in accordance with subsection 4.3 or in continuing Eurodollar Loans for an additional Interest Period after the Borrower has given a notice in accordance with clause (b) of the definition of Interest Period, (c) default by the Borrower in making any prepayment of Eurodollar Loans after the Borrower has given a notice in accordance with subsection 4.5 or (d) a payment or prepayment of a Eurodollar Loan or conversion of any Eurodollar Loan into an ABR Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder. This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.

          SECTION 5. REPRESENTATIONS AND WARRANTIES

          In order to induce the Lenders to enter into this Agreement and to make or continue to make the Loans and to induce the Issuing Lenders to issue, and the Participating Lenders to participate in, the Letters of Credit, the Borrower hereby represents and warrants to each Lender and each Agent, (i) on and as of the date hereof and (ii) on the date of each Loan made or Letter of Credit issued thereafter, that (and, for purposes of this Agreement, Parent shall be deemed to be a party to the Subordinated Note or any Additional Subordinated Note to the extent Parent has obligations thereunder):

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                                                                              48

          5.1 FINANCIAL CONDITION. (a) (i) The audited consolidated balance sheets of the Parent and its Subsidiaries at December 31, 1999, December 31, 2000, and December 31, 2001 and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years ended on such dates, reported on by Deloitte & Touche LLP, copies of each of which have heretofore been furnished to each Lender, fairly present in all material respects the consolidated financial position of the Parent and its Subsidiaries as at such dates, and the consolidated results of their operations and cash flows for the fiscal periods then ended, in accordance with GAAP consistently applied throughout the periods involved (except as noted therein). The unaudited consolidated balance sheets of the Parent and its Subsidiaries at March 31, 2002 and the related consolidated statements of income, stockholders' equity and cash flows for the three-month period ended on such date, copies of each of which have heretofore been furnished to each Lender, fairly present in all material respects (except for normal year-end adjustments) the consolidated financial position of the Parent and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the three-month period then ended, in accordance with GAAP consistently applied throughout the periods involved (except as noted therein).

          (b) Since December 31, 2001 (i) there have not been any events or states of fact which individually or in the aggregate would have a Material Adverse Effect, and (ii) no change has occurred or is threatened which individually or in the aggregate has had or is continuing to have a material adverse effect on the prospects of the Parent and its Subsidiaries taken as a whole.

          5.2   CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each Credit Party
(a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to possess such corporate power and authority and such legal right would not, in the aggregate, have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law (including, without limitation, occupational safety and health, health care, pension, certificate of need, Medicare, Medicaid, insurance fraud or similar law, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or any applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Materials of Environmental Concern), except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

          5.3 CORPORATE POWER; AUTHORIZATION. Each Credit Party has the corporate power and authority and the legal right to make, deliver and perform the Credit Documents to which it is a party; the Borrower has the corporate power and authority and legal right to borrow hereunder, to have Letters of Credit issued for its account hereunder and to perform its obligations under the Subordinated Note; and Parent has the corporate power and authority and legal right to make and maintain the Subordinated Loan. Each Credit Party has taken all

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                                                                              49

necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and (a) in case of the Borrower, to authorize the borrowings hereunder, the issuance of Letters of Credit for its account hereunder and to perform its obligations under the Subordinated Note, and (b) in case of Parent, to make and maintain the Subordinated Loan. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or the validity or enforceability against any Credit Party, of any Credit Document and the Subordinated Note to the extent that it is a party thereto, or the guarantee of the Obligations pursuant to the Guarantees, or the making or maintaining of the Subordinated Loan by Parent.

          5.4 ENFORCEABLE OBLIGATIONS. Each of the Credit Documents and the Subordinated Note has been duly executed and delivered on behalf of each Credit Party party thereto and each of such Credit Documents and the Subordinated Note constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          5.5 NO LEGAL BAR. The performance of each Credit Document and the Subordinated Note, the guarantee of the Obligations pursuant to the Guarantees, the use of the proceeds of the Loans and of drawings under the Letters of Credit and the making of the Subordinated Loan will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon any Credit Party, any of its Subsidiaries or any of its properties or assets, which violations, individually or in the aggregate, would have a material adverse effect on the ability of such Credit Party to perform its obligations under the Credit Documents or the Subordinated Note to the extent that it is a party thereto, or which would give rise to any liability on the part of the Administrative Agent or any Lender, or which would have a Material Adverse Effect, and will not result in the creation or imposition (or the obligation to create or impose) of any Lien (other than any Liens created pursuant to the Credit Documents) on any of its or their respective properties or assets pursuant to any Requirement of Law applicable to it or them, as the case may be, or any of its or their Contractual Obligations.

          5.6 NO MATERIAL LITIGATION. No litigation or investigation known to the Borrower through receipt of written notice or proceeding of or by any Governmental Authority or any other Person is pending against any Credit Party or any of its Subsidiaries, (a) with respect to the validity, binding effect or enforceability of any Credit Document or the Subordinated Note, or with respect to the Loans made hereunder, the use of proceeds thereof or of any drawings under a Letter of Credit, the making of the Subordinated Loan, the issuance of the Subordinated Note and the other transactions contemplated hereby or thereby, or (b) except as disclosed on Schedule 5.6 hereto, which would have a Material Adverse Effect or a material adverse effect on the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

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                                                                              50

          5.7 INVESTMENT COMPANY ACT. Neither any Credit Party nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

          5.8 FEDERAL REGULATION. No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board. Neither the Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under said Regulation U.

          5.9 NO DEFAULT. Neither the Borrower nor any of its Subsidiaries is in default in the payment or performance of any of its or their Contractual Obligations in any respect which would have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default under any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected in any respect which would have a Material Adverse Effect, and no such order, award or decree would materially adversely affect the ability of the Borrower and its Subsidiaries taken as a whole to carry on their businesses as presently conducted or the ability of any Credit Party to perform its obligations under any Credit Document or the Subordinated Note to which it is a party.

          5.10 TAXES. Each of the Borrower and its Subsidiaries has filed or caused to be filed or has timely requested an extension to file or has received an approved extension to file all tax returns which, to the knowledge of the Borrower, are required to have been filed, and has paid all taxes shown to be due and payable on said returns or extension requests or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Borrower or its Subsidiaries, as the case may be), except any such filings or taxes, fees or charges, the making of or the payment of which, or the failure to make or pay, would not have a Material Adverse Effect; and, to the knowledge of the Borrower, no claims are being asserted with respect to any such taxes, fees or other charges (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Borrower or its Subsidiaries, as the case may be), except as to any such taxes, fees or other charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect.

          5.11  SUBSIDIARIES. The Subsidiaries of the Borrower listed on
Schedule 5.11(a) constitute all of the Domestic Subsidiaries of the Borrower and the Subsidiaries listed on Schedule 5.11(b) constitute all of the Foreign Subsidiaries of the Borrower as of the Closing Date. Each Domestic Subsidiary that, as of the Closing Date, is a Non-Significant Subsidiary, a Syndication Subsidiary, a Restricted Joint Venture Subsidiary or a Non-Restricted Joint Venture Subsidiary is indicated as such on the Schedule 5.11(a).

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                                                                              51

          5.12 OWNERSHIP OF PROPERTY; LIENS. The Borrower and each of its Subsidiaries has good and marketable title to, or valid and subsisting leasehold interests in, all its respective material real property, and good title to all its respective material other property, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose, and none of such property is subject, except as permitted hereunder, to any Lien (including, without limitation, and subject to subsection 8.3 hereof, Federal, state and other tax liens).

          5.13 ERISA. No "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as defined in Section 302 of ERISA) or Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) has occurred during the five years preceding each date on which this representation is made or deemed made with respect to any Plan in any case the consequences of which would have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan maintained by the Borrower or a Commonly Controlled Entity (based on those assumptions used to fund such Plan) did not, as of the most recent annual valuation date in respect of each such Plan, exceed the fair market value of the assets of the Plan (including for these purposes accrued but unpaid contributions) allocable to such benefits by an amount that would have a Material Adverse Effect. The liability to which the Borrower or any Commonly Controlled Entity would become subject under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date hereof would not have a Material Adverse Effect. No Multiemployer Plan is either in Reorganization or Insolvent in any case the consequences of which would have a Material Adverse Effect.

          5.14  ENVIRONMENTAL MATTERS. To the Borrower's knowledge:

          (a) The Properties do not contain any Materials of Environmental Concern in concentrations which constitute a violation of, or would reasonably be expected to give rise to liability under, Environmental Laws that would have a Material Adverse Effect.

          (b) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for failure to be in compliance that would not have a Material Adverse Effect, and there is no contamination at, under or about the Properties that would have a Material Adverse Effect.

          (c) Neither the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Properties that would have a Material Adverse Effect, nor does the Borrower have knowledge that any such action is being contemplated, considered or threatened.

          (d) There are no judicial proceedings or governmental or administrative actions pending or threatened under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties that would have a Material Adverse Effect, nor are there any consent decrees or other decrees,

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                                                                              52

     consent orders, administrative orders or other orders under any Environmental Law with respect to the Properties that would have a Material Adverse Effect.

          5.15 SENIOR DEBT. The Obligations constitute "Senior Debt" under and as defined in the indenture for the Existing Convertible Subordinated Debt.

          SECTION 6. CONDITIONS PRECEDENT

          6.1 CONDITIONS TO LOANS. The effectiveness of this Agreement and the obligation of the Lenders to make each Loan hereunder and of the Issuing Bank to issue each Letter of Credit hereunder on the Closing Date are subject to the satisfaction, or waiver by the Lenders, immediately prior to or concurrently with the effectiveness of this Agreement, of the following conditions precedent:

          (a) CREDIT AGREEMENT. The Administrative Agent shall have received this Agreement executed and delivered by the Administrative Agent, Parent, the Borrower and each Person listed on Schedule 1.1.

          (b) GUARANTEES AND PLEDGE AGREEMENTS. The Administrative Agent shall have received: (i) Guarantees, executed and delivered by Parent, in the form of Exhibit B-2, and executed and delivered by each Subsidiary Guarantor, in the form of Exhibit B-4; and (ii) Pledge Agreements, executed and delivered by the Borrower, in the form of Exhibit B-1, executed and delivered by Parent, in the form of Exhibit B-3, and executed and delivered by each Subsidiary Guarantor, in the form of Exhibit B-5.

          (c) LEGAL OPINIONS. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders, an opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to Parent and the Borrower, substantially in the form of Exhibit C-1 hereto and an opinion of the General Counsel of the Borrower, substantially in the form of Exhibit C-2 hereto, with such changes thereto as may be approved by the Administrative Agent and its counsel. Such opinions shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably require.

          (d)   CLOSING CERTIFICATE; CERTIFIED CERTIFICATE OF INCORPORATION.
     The Administrative Agent shall have received a Closing Certificate of Parent, the Borrower, and each Subsidiary Guarantor, dated the Closing Date, substantially in the form of Exhibits D-1, D-2 and D-3 hereto, respectively, with appropriate insertions and attachments, including the certificate of incorporation of each Credit Party that is a corporation and is party to a Pledge Agreement certified by the relevant authority of the jurisdiction of organization of such Credit Party, satisfactory in form and substance to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary of Parent, the Borrower and each Subsidiary Guarantor, respectively.

          (e) FEES. The Lenders and the Administrative Agent shall have received all fees (including the fees referred to in subsection 4.10) required to be paid, and reimbursement for all expenses for which invoices have been presented (including the

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     reasonable fees and expenses of legal counsel) payable to such Lenders and the Administrative Agent on or prior to the Closing Date.

          (f) RELATED AGREEMENTS. The Administrative Agent shall have received each additional document, instrument or piece of information reasonably requested by the Lenders, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Credit Party or any of their Subsidiaries is a party.

          (g) FINANCIAL STATEMENTS. The Administrative Agent shall have received unaudited interim consolidated financial statements of the Parent for each fiscal quarter ended after December 31, 2001 as to which such financial statements are available, which shall be satisfactory in form and substance to the Administrative Agent.

          (h) FILINGS. All necessary or advisable filings shall have been duly made to create a perfected first priority lien on and security interest in all collateral granted to the Administrative Agent pursuant to the Pledge Agreements.

          (i) PLEDGED STOCK; STOCK POWERS; PLEDGED NOTES. The Administrative Agent shall have received the certificates representing the shares pledged pursuant to each of the Pledge Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and the Subordinated Note and any other promissory note pledged pursuant to any Pledge Agreement, endorsed in blank by a duly authorized officer of the pledgor thereof.

          (j) ADDITIONAL MATTERS. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

          6.2 CONDITIONS TO ALL LOANS AND LETTERS OF CREDIT. The obligation of each Lender to make any Loan (other than any Revolving Credit Loan the proceeds of which are to be used to repay Refunded Swing Line Loans) and the obligation of each Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing
Date:

          (a) REPRESENTATIONS AND WARRANTIES. If such Loan is made (and/or Letter of Credit issued) on the Closing Date, each of the representations and warranties made as of the Closing Date in or pursuant to Section 5, or which are contained in any other Credit Document or any certificate, document or financial or other statement furnished by or on behalf of Parent, the Borrower or any Subsidiary thereof, at any time under or in connection herewith, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). If such Loan is made (and/or Letter of Credit issued) subsequent to the Closing Date, each of the representations and warranties made in or pursuant to Section 5 or which are contained in any other Credit Document or in any certificate, document or financial or other statement furnished by or on behalf of Parent, the Borrower or any Subsidiary thereof shall be true and correct in all material respects on and as of the date of such Loan (or such Letter of Credit) as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

          (b) NO DEFAULT OR EVENT OF DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made or the Letter of Credit to be issued on such Borrowing Date.

          Each borrowing by the Borrower hereunder and the issuance of each Letter of Credit by each Issuing Lender hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing or issuance that the conditions in clauses (a) and (b) of this subsection 6.2 have been satisfied.

          SECTION 7. AFFIRMATIVE COVENANTS

          The Borrower, and for the purpose of subsections 7.6 and 7.8, Parent hereby agrees that, so long as the Commitments remain in effect, any Loan, Note or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender, any Issuing Lender or any Agent hereunder, it shall, and, in the case of the agreements contained in subsections 7.3, 7.4, 7.5, 7.6, 7.7 and 7.8 cause each of its Subsidiaries to:

          7.1 FINANCIAL STATEMENTS. Furnish to the Administrative Agent and each Lender:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent, a copy of the consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Required Lenders;

          (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Parent, commencing with the quarterly period ending June 30, 2002 the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of the Parent and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

          (c) as soon as available, but in any event not later than 45 days after the end of each fiscal month of each fiscal year or, in the case of December together with the financial statements required under subsection 7.1(a) of the Parent, the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of the Parent and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, in the form and detail similar to those customarily prepared by the Parent's management for internal use and reasonably satisfactory to the Administrative Agent, setting forth in each case in comparative form the consolidated figures for the corresponding fiscal month of the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

          (d) as soon as available, but in any event within 60 days after the beginning of each fiscal year of the Parent to which such budget relates, an annual operating budget of the Parent and its Subsidiaries, on a consolidated basis, as adopted by the Board of Directors of the Parent.

All financial statements shall be prepared in reasonable detail (except in the case of the statements referred to in subsection 7.1(c)) in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as concurred in by such accountants or officer, as the case may be, and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as defined in Accounting Principles Board Opinion No. 30) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period). In the event the Parent changes its accounting methods because of changes in GAAP, or any change in GAAP occurs which increases or diminishes the protection and coverage afforded to the Lenders under current GAAP accounting methods, the Parent or the Administrative Agent, as the case may be, may request of the other parties to this Agreement an amendment of the financial covenants contained in this Agreement to reflect such changes in GAAP and to provide the Lenders with protection and coverage equivalent to that existing prior to such changes in accounting methods or GAAP, and each of the Parent, the Administrative Agent and the Lenders agree to consider such request in good faith. Information required to be delivered pursuant to this subsection
7.2 shall be deemed to have been delivered if such information shall have been posted on IntraLinks or another website to which the Lenders have been granted access, PROVIDED that the Borrower shall deliver paper copies of such information to any Lender that requests such delivery and PROVIDED FURTHER that such information shall only be deemed to have been delivered when posted on any such website upon notification to the Lenders of such posting (which notification notwithstanding Section 11.2 of this Agreement, may be by electronic mail).

          7.2 CERTIFICATES; OTHER INFORMATION. Furnish to the Administrative Agent and each Lender:

          (a) concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default insofar as they relate to financial and accounting matters, except as specified in such letter;

          (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of the chief financial officer of the Borrower (i) stating that, to the best of such officer's knowledge, each of Parent, the Borrower and their respective Subsidiaries has observed or performed all of its covenants and other agreements, and satisfied every applicable condition, contained in this Agreement, the Notes and the other Credit Documents and the Subordinated Note to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of subsection 8.1, clauses (h) and (l) of subsection 8.2, clauses (l), (m) and (n) of subsection 8.7, subsection 8.8, clauses
     (b) and (c) of subsection 8.9 and subsection 8.13, (iii) showing in detail as of the end of the related fiscal period for purposes of calculating the Applicable Level the ratio of Consolidated Total Indebtedness to Annualized Consolidated EBITDA and the calculations supporting such statement and if applicable, stating the Applicable Margin and commitment fee payable as a result of such ratios, (iv) if not specified in the financial statements delivered pursuant to subsection 7.1, specifying on a consolidated basis the aggregate amount of interest paid or accrued by the Parent and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Parent and its Subsidiaries, during such accounting period and (v) listing all Indebtedness (other than Indebtedness hereunder) in each case incurred since the date of the previous consolidated balance sheet of the Parent delivered pursuant to subsection 7.1(a) or (b);

          (c) promptly upon receipt thereof, copies of all final reports submitted to the Borrower or the Parent by independent certified public accountants in connection with each annual, interim or special audit of the books of the Borrower or the Parent made by such accountants;

          (d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by Parent, the Borrower or any of their respective Subsidiaries and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Parent, the Borrower or any of their respective Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions; and

          (e) promptly, such additional financial and other information (including, without limitation, hospital operating statistics on a consolidated basis) as any Lender may from time to time reasonably request.

Documents or information required to be delivered pursuant to this subsection
7.2 shall be deemed to have been delivered if such documents or information shall have been posted on IntraLinks or another website to which the Lenders have been granted access, PROVIDED that the Borrower shall deliver paper copies of such documents or information to any Lender that requests such delivery and PROVIDED FURTHER that such documents or information shall only be deemed to have been delivered when posted on any such website upon notification to the

Lenders of such posting (which notification notwithstanding Section 11.2 of this Agreement, may be by electronic mail).

          7.3 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not have a Material Adverse Effect and (c) for trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 90 days (or any longer period if longer payment terms are accepted in the ordinary course of business) or, if overdue for more than 90 days (or such longer period), as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Borrower and its Subsidiaries, as the case may be.

          7.4 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. Continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, franchises, accreditations of Hospitals, certifications, authorizations, licenses, permits, approvals and registrations, necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, accreditations of Hospitals, certifications, authorizations, licenses, permits, approvals and registrations the loss of which would not in the aggregate have a Material Adverse Effect, and except as otherwise permitted by subsections 8.5, 8.6 and 8.7; and comply with all applicable Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

          7.5 MAINTENANCE OF PROPERTY; INSURANCE. (a) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and

          (b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks as are usually insured against in the same general area by, companies engaged in the same or a similar business (in any event including hospital liability (general liability, medical professional liability, contractual liability, druggists' liability and personal injury), workers' compensation, employers' liability, automobile liability and physical damage coverage, environmental impairment liability, all risk property, business interruption, fidelity and crime insurance); PROVIDED that the Borrower may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a Borrower of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

          7.6 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of any Lender upon reasonable notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired upon reasonable notice, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees thereof and with their independent certified public accountants.

          7.7 NOTICES. Promptly give notice to the Administrative Agent and each Lender:

          (a)   of the occurrence of any Default or Event of Default;

          (b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of the Borrower or any of its Subsidiaries which default or event of default has not been waived and would have a Material Adverse Effect, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which, but for the proviso to clause (e) of Section 9, would have constituted a Default or Event of Default under this Agreement, or (ii) litigation, investigation or proceeding which may exist at any time between Parent, the Borrower or any of their respective Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against Parent, the Borrower or any of their respective Subsidiaries by any Governmental Authority, which in any such case would have a Material Adverse Effect;

          (c) of any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) in which more than $20,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect;

          (d) of the following events, as soon as practicable after, and in any event within 30 days after, the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan which Reportable Event is reasonably likely to have a Material Adverse Effect, or (ii) the institution of proceedings or the taking of any other action by PBGC, the Borrower or any Commonly Controlled Entity to terminate, withdraw from or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan, in each of the foregoing cases which is reasonably likely to have a Material Adverse Effect, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of the chief financial officer of the Borrower setting forth details as to such Reportable Event and the action that the Borrower or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;

          (e) of a failure or anticipated failure by the Borrower or Parent to make payment when due and payable on the Subordinated Note.

          (f) of a material adverse change known to the Borrower or any of its Subsidiaries in the business, financial condition, assets, liabilities, net assets, properties, results of operations, value or prospects of Parent, the Borrower and their respective Subsidiaries taken as a whole.

Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of the chief executive officer or the chief financial officer of the Borrower setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (e)) stating what action the Borrower proposes to take with respect thereto.

          7.8   ADDITIONAL SUBSIDIARY GUARANTORS; PLEDGE OF STOCK OF
ADDITIONAL SUBSIDIARIES. (a) If any Subsidiary of the Borrower (whether presently existing or hereafter created or acquired) is or shall become a Material Subsidiary (including as a result of the consummation of any Permitted Acquisition), cause such Material Subsidiary, no later than the end of the fiscal quarter in which such Subsidiary became a Material Subsidiary, to execute and deliver a Guarantee in favor of the Administrative Agent in substantially the form of Exhibit B-4, each of which Guarantees shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent and its counsel.

          (b) In the event that there shall be a change in law which eliminates the adverse tax consequences to the Borrower, or any of its Subsidiaries which would have resulted on the date hereof from the guarantee by a Subsidiary, which would be a Material Subsidiary but for the exception contained in clauses (ii) or (iii) of the definition thereof, of the Loans and the other obligations of the Borrower hereunder, promptly thereafter cause any such Subsidiary that has not previously executed and delivered a Guarantee because of such adverse tax consequences to deliver a Guarantee to the Administrative Agent to the extent any such Guarantee can be so executed and delivered without any adverse tax consequences to the Borrower, or any of their Subsidiaries.

          (c) Pledge the capital stock, or other equity interests and intercompany indebtedness, owned by the Borrower or any of its Material Subsidiaries that is hereafter created or acquired pursuant to the Pledge Agreements (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, this subsection 7.8(c) shall not require the Borrower or any Material Subsidiary thereof to pledge (w) more than 65% of the outstanding capital stock of, or other equity interests in, (i) any Foreign Subsidiary thereof or (ii) any other Subsidiary thereof if more than 65% of the assets of such other Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value) or (x) any capital stock or other equity interests of a Foreign Subsidiary thereof which (I) is owned by a Foreign Subsidiary thereof or (II) does not have in excess of $1,000,000 in total assets), (y) any capital stock or other equity interest of any Non-Significant Subsidiary or any Non-Restricted Joint Venture Subsidiary or
(z) any capital stock or other equity interests of a Permitted Syndication Subsidiary or Securitization Subsidiary to the extent the pledge of the capital stock or other equity interests of such Subsidiary is prohibited by any applicable Contractual Obligation or Requirement of Law).

          7.9 OPERATION OF THE HOSPITALS. Use best efforts to operate, and cause its Subsidiaries to operate, the Hospitals owned, leased or operated by the Borrower or any of its Subsidiaries now or in the future in a manner believed by the Borrower to be consistent with prevailing health care industry standards in the locations where the Hospitals exist from time to time, except to the extent failure to do so would not have a Material Adverse Effect.

          SECTION 8. NEGATIVE COVENANTS

          The Borrower hereby agrees that it shall not, and shall not permit any of its Subsidiaries to, and with respect to subsections 8.2 and 8.12 Parent agrees that it shall not, directly or indirectly so long as the Commitments remain in effect or any Loan, Note or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender, any Issuing Lender or any Agent hereunder:

          8.1   FINANCIAL CONDITION COVENANTS.

          (a) CONSOLIDATED TOTAL INDEBTEDNESS TO ANNUALIZED CONSOLIDATED EBITDA. Permit for any period of four consecutive fiscal quarters ending during any fiscal year listed below, commencing with the fiscal quarter ending June 30, 2002, the ratio of Consolidated Total Indebtedness as of the end of such period to Annualized Consolidated EBITDA for such period to be more than the ratio set forth opposite the fiscal year below:

                    Fiscal Year Ending           Ratio
                    ------------------           -----
                     December 31, 2002         4.50 to 1
                     December 31, 2003         4.25 to 1
                     December 31, 2004         4.25 to 1
                     December 31, 2005         4.00 to 1
                     December 31, 2006         3.75 to 1
                     December 31, 2007         3.75 to 1
                     December 31, 2008         3.75 to 1
                     December 31, 2009         3.75 to 1
                     December 31, 2010         3.75 to 1

          (b) INTEREST COVERAGE RATIO. Permit for any period of four consecutive fiscal quarters ending during any fiscal year listed below, commencing with the fiscal quarter ending June 30, 2002, the ratio of (i) Annualized Consolidated EBITDA for such period to (ii) Consolidated Interest Expense to be less than the ratio set forth opposite the fiscal year below:

                    Fiscal Year Ending           Ratio
                    ------------------           -----
                     December 31, 2002         2.75 to 1
                     December 31, 2003         3.00 to 1
                     December 31, 2004         3.00 to 1

                     December 31, 2005         3.25 to 1
                     December 31, 2006         3.25 to 1
                     December 31, 2007         3.25 to 1
                     December 31, 2008         3.25 to 1
                     December 31, 2009         3.25 to 1
                     December 31, 2010         3.25 to 1

          (c) FIXED CHARGE COVERAGE RATIO. Permit for any period of four consecutive fiscal quarters ending during any fiscal year listed below, commencing with the fiscal quarter ending June 30, 2002, the ratio of (i) Annualized Consolidated EBITDA for such period minus Principal Debt Payments minus Capital Expenditures (other than Replacement Capital Expenditures) made during such period to (ii) Consolidated Interest Expense (such ratio for any such period, the "FIXED CHARGE COVERAGE RATIO") to be less than the ratio set forth opposite the fiscal year below:

                    Fiscal Year Ending           Ratio
                    ------------------           -----
                     December 31, 2002         1.25 to 1
                     December 31, 2003         1.30 to 1
                     December 31, 2004         1.40 to 1
                     December 31, 2005         1.50 to 1
                     December 31, 2006         1.50 to 1
                     December 31, 2007         1.50 to 1
                     December 31, 2008         1.50 to 1
                     December 31, 2009         1.50 to 1
                     December 31, 2010         1.50 to 1

          8.2 INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness of the Borrower evidenced by the Notes and in connection with the Letters of Credit and this Agreement (including the Incremental Facility);

          (b) Indebtedness of (i) the Borrower to any Subsidiary and (ii) any Subsidiary to the Borrower or any other Subsidiary to the extent the Indebtedness referred to in this clause 8.2(b)(ii) evidences a loan or advance permitted under subsection 8.7;

          (c) Indebtedness of the Borrower to the Parent (i) evidenced by the Subordinated Note in an aggregate amount at any one time outstanding of up to the aggregate principal amount of the then outstanding Existing Convertible Subordinated Debt or (ii) evidenced by one or more other subordinated notes (any such note, an "ADDITIONAL SUBORDINATED NOTE") upon which a security interest has been granted pursuant to the Parent Pledge Agreement in an aggregate amount at any one time outstanding of up to the aggregate principal amount of any Convertible Subordinated Debt (other than the Existing Convertible Subordinated Debt) or High Yield Subordinated Debt, with interest rate and tenor corresponding to that of the Convertible

     Subordinated Debt or High Yield Subordinated Debt, as the case may be, to which such Additional Subordinated Note relates;

          (d) Indebtedness in respect of interest rate or foreign currency exchange contracts permitted by subsection 8.11;

          (e) Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or its Subsidiaries, in each case to the extent a Letter of Credit supports in whole or in part the obligations of the Borrower and its Subsidiaries with respect to such bonds, guarantees and letters of credit;

          (f) Indebtedness owed to a seller in a Permitted Acquisition or a Permitted Joint Venture or to a buyer in a disposition permitted under clauses (e), (f) or (h) of subsection 8.6 that (i) relates to customary post-closing adjustments with respect to accounts receivable, accounts payable, net worth and/or similar items typically subject to post-closing adjustments in similar transactions, and are outstanding for a period of two (2) years or less following the creation thereof or (ii) relates to indemnities granted to the seller or buyer in the transaction;

          (g) other Indebtedness of the Borrower or any of its Subsidiaries incurred in the ordinary course of their respective businesses in an aggregate principal amount not to exceed $100,000,000 at any time;

          (h) (i) the Existing Convertible Subordinated Debt, (ii) any subordinated debt issuance by Parent that is convertible at the option of the holder or issuer thereof into common stock of Parent (any such subordinated debt, "CONVERTIBLE SUBORDINATED DEBT") or (iii) any other subordinated debt issued by Parent ("HIGH YIELD SUBORDINATED DEBT"), provided that (A) the Parent may not incur any Convertible Subordinated Debt or High-Yield Subordinated Debt while any Default or Event of Default is continuing, (B) no payments of principal on account of any such Convertible Subordinated Debt or High Yield Subordinated Debt shall be scheduled to be payable prior to 180 days after the Term Loan Maturity Date and (C) the terms and provisions of any such Convertible Subordinated Debt or High Yield Subordinated Debt relating to subordination shall be consistent with market terms for comparable debt issues, in the reasonable judgment of the Administrative Agent;

          (i) from and after the Revolving Credit Termination Date, Indebtedness to finance the general needs of the Borrower and its Subsidiaries incurred after the Revolving Credit Termination Date in an aggregate principal amount not to exceed $450,000,000, PROVIDED that the Borrower shall have repaid all Revolving Credit Loans and Revolving L/C Obligations in accordance with the terms of this Agreement and that there are no Letters of Credit outstanding at such time;

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                                                                              63

          (j) Indebtedness of the Borrower or any of its Subsidiaries listed on Schedule 8.2 hereto as of the Closing Date including any extension or renewals or refinancing thereof, provided the principal amount thereof is not increased;

          (k) Indebtedness on any date of the Borrower or any of its Subsidiaries assumed or issued in connection with a Permitted Acquisition (or, in the case of any Permitted Acquisition involving the purchase of capital stock or other equity interests in any Person, Indebtedness of such Person remaining outstanding after such Permitted Acquisition) and any extension or renewal thereof, PROVIDED that the aggregate principal amount of such Indebtedness assumed or issued after the Closing Date, together with the aggregate amount of net investments made after the Closing Date in Permitted Acquisitions pursuant to subsection 8.7(l) and of Replacement Capital Expenditures (but excluding such net investments and/or Replacement Capital Expenditures with respect to certain hospitals as provided in the proviso to subsection 8.7(l)) (and calculated as at such date as provided herein), shall not exceed $750,000,000;

          (l) Indebtedness incurred pursuant to any Permitted Receivables Securitization; and

          (m) Indebtedness in the nature of letters of credit (other than the Letters of Credit issued pursuant to this Agreement) issued for the account of Borrower or any Subsidiary not to exceed an aggregate face amount of $15,000,000 at any one time outstanding.

          8.3 LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

          (a) Liens for taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary, as the case may be, in accordance with GAAP;

          (b) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary, as the case may be, in accordance with GAAP;

          (c) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation;

          (d) easements, right-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto

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                                                                              64

     or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;

          (e) Liens in favor of the Lenders pursuant to the Credit Documents (which Liens shall, at the request of the Borrower, be shared by the Lenders with the lenders providing any Indebtedness incurred under subsection 8.2(i) on a PARI PASSU basis) and bankers' liens arising by operation of law;

          (f) Liens on assets of entities or Persons which become Subsidiaries of the Borrower after the date hereof; PROVIDED that such Liens exist at the time such entities or Persons become Subsidiaries and are not created in anticipation thereof;

          (g) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Letters of Credit which are Commercial L/Cs;

          (h) Liens securing any Indebtedness permitted under subsection 8.2(g); PROVIDED that (i) the aggregate principal amount of Indebtedness secured by such Liens shall at no time exceed $100,000,000, and (ii) no such Liens shall encumber the Subordinated Note, any capital stock or other equity interests of Parent, the Borrower or any of their Subsidiaries;

          (i)   Liens in existence on the Closing Date and described in
     Schedule 8.3 as on the Closing Date and renewals thereof in amounts not to exceed the amounts listed on such Schedule 8.3;

          (j) Liens to secure Indebtedness permitted pursuant to subsection 8.2(i), PROVIDED that the Obligations are, and the Obligations shall be, secured on a PARI PASSU basis with such Indebtedness;

          (k) Liens to secure Indebtedness permitted pursuant to subsection 8.2(k) or Liens on assets acquired in connection with a Permitted Acquisition; PROVIDED that such Liens exist at the time of the Permitted Acquisition in question and are not created in anticipation thereof;

          (l) Liens securing arrangements permitted by the proviso contained in subsection 8.13;

          (m) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (n)   Liens pursuant to the Bond Pledge Agreements;

          (o) Liens securing Indebtedness owing to the Borrower or any Subsidiary Guarantor under subsection 8.2(b)(ii); and

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                                                                              65

          (p) Liens incurred pursuant to Permitted Receivables Securitizations, including Liens on the assets of any Securitization Subsidiary created pursuant to any Permitted Receivables Securitization and Liens incurred by the Borrower and its other Subsidiaries on Receivables to secure obligations owing by them in respect of any such Permitted Receivables Securitization, provided that such Liens shall at no time encumber assets with an aggregate book value of greater than the greater of
     (x) $150,000,000 and (y) 33% of the aggregate book value of the Receivables of the Borrower and its Subsidiaries as would be reflected on the consolidated balance sheet of the Parent and its Subsidiaries from time to time in accordance with GAAP.

          8.4 LIMITATION ON CONTINGENT OBLIGATIONS. Create, incur, assume or suffer to exist any Contingent Obligation except:

          (a) Contingent Obligations to third parties made in the ordinary course of business in connection with relocation of employees or agents of Health Care Associates of the Borrower or any of its Subsidiaries;

          (b) Contingent Obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $100,000,000 at any one time;

          (c) Contingent Obligations existing on the Closing Date and described in Schedule 8.4 as on the Closing Date including any extensions or renewals thereof;

          (d) Contingent Obligations in respect of foreign currency exchange contracts permitted by subsection 8.11;

          (e) Contingent Obligations pursuant to the Subsidiary Guarantees (which Subsidiary Guarantees shall, at the request of the Borrower, be shared on a PARI PASSU basis with the lenders providing any Indebtedness under subsection 8.2(i));

          (f) Contingent Obligations of the Borrower in respect of (i) Indebtedness of its Subsidiaries permitted under subsection 8.2(g) and (ii) other obligations of Subsidiaries not prohibited hereunder;

          (g) Contingent Obligations in respect of any accounts receivable sold or otherwise disposed of pursuant to subsection 8.6(a)(ii); and

          (h) Contingent Obligations of any Securitization Subsidiary pursuant to any Permitted Receivables Securitization.

          8.5 PROHIBITION OF FUNDAMENTAL CHANGES. Enter into any transaction of acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Subsidiary or Affiliate of the Borrower or any of its Subsidiaries), or transfer all or substantially all of its assets to any Foreign Subsidiary, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any material change in the present method of conducting business or engage in any type of business other than of the same general type now conducted by it, except for the transactions otherwise permitted pursuant to subsections 8.6 and 8.7.

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                                                                              66

          8.6 PROHIBITION ON SALE OF ASSETS. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests), whether now owned or hereafter acquired except:

          (a) for the sale or other disposition of (i) any tangible personal property that, in the reasonable judgment of the Borrower, has become uneconomic, obsolete or worn out, and which is disposed of in the ordinary course of business or (ii) any accounts receivable of the Borrower or any of its Subsidiaries more than 180 days past due or are written-off at the time of such sale or disposition or any self-pay accounts receivable of the Borrower or any of its Subsidiaries that are determined by the Borrower to be unable to be paid in full within 150 days of the related service date, PROVIDED that the face value of such sold or disposed of accounts receivable shall not exceed $100,000,000 in the aggregate from and after the Closing Date;

          (b) for sales of inventory made in the ordinary course of business;

          (c) that any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or a wholly-owned Domestic Subsidiary of the Borrower or make any investment permitted by subsection 8.7, and any Subsidiary of the Borrower may sell or otherwise dispose of, or part with control of any or all of, the stock of any Subsidiary to a wholly-owned Domestic Subsidiary of the Borrower or to any other Subsidiary to the extent such transfer constitutes an investment permitted by subsection 8.7; PROVIDED that in either case such transfer shall not cause such wholly-owned Domestic Subsidiary to become a Foreign Subsidiary and PROVIDED FURTHER that no such transaction may be effected if it would result in the transfer of any assets of, or any stock of, a Subsidiary to another Subsidiary whose capital stock has not been pledged to the Administrative Agent or which has pledged a lesser percentage of its capital stock to the Administrative Agent than was pledged by the transferor Subsidiary unless, in any such case, after giving effect to such transaction, the stock of such other Subsidiary is not required to be pledged under the definition of Borrower Pledge Agreement or Subsidiary Pledge Agreement or under subsection 7.8(c);

          (d) that any Foreign Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or by merger, consolidation, transfer of assets, or otherwise) to the Borrower or a wholly-owned Subsidiary of the Borrower and any Foreign Subsidiary of the Borrower may sell or otherwise dispose of, or part control of any or all of, the capital stock of, or other equity interests in, any Foreign Subsidiary of the Borrower to a wholly-owned Subsidiary of the Borrower; PROVIDED that in either case such transfer shall not cause a Domestic Subsidiary to become a Foreign Subsidiary;

          (e) for the sale or other disposition by the Borrower or any of its Subsidiaries of any assets described on Schedule 8.6 consummated after the Closing Date, PROVIDED that (i) such sale or other disposition shall be made for fair value on an arm's-length basis, and (ii) the Net Proceeds from such sale or other disposition shall be applied in accordance with the provisions of subsection 4.6;

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                                                                              67

          (f) for the sale or other disposition by the Borrower or any of its Subsidiaries of other assets consummated after the Closing Date, PROVIDED that (i) such sale or other disposition shall be made for fair value on an arm's-length basis, (ii) the aggregate fair market value of all such assets sold or disposed of under this clause after the Closing Date shall not exceed $150,000,000 and (iii) the Net Proceeds from such sale or other disposition shall be applied in accordance with the provisions of subsection 4.6;

          (g) any Permitted Interest Transfer and any disposition of assets constituting an Investment permitted by subsection 8.7(m)(ii);

          (h) for the sale or other disposition consummated by the Borrower or any of its Subsidiaries after the Closing Date of assets constituting a Subsidiary or business unit or units of the Borrower or its Subsidiaries or the interest of the Borrower or its Subsidiaries therein, PROVIDED that (i) such sale or other disposition shall be made for fair value on an arm's-length basis and (ii) the consideration received for such sale or other disposition constitutes or would constitute a Permitted Acquisition, Permitted Joint Venture or Permitted Syndication in accordance with the definition thereof (such sale or other disposition, an "ASSET EXCHANGE");

          (i) for the sale by the Borrower or any of its Subsidiaries of Receivables to any Securitization Subsidiary and the sale or other disposition by any Securitization Subsidiary of Receivables, in each case pursuant to any Permitted Receivables Securitization; and

          (j) for the sale or other disposition consummated by the Borrower or any of its Subsidiaries after the Closing Date of assets or any business unit or units held by or constituting a Non-Restricted Joint Venture Subsidiary, a Restricted Joint Venture Subsidiary or a Non-Significant Subsidiary or any interest of the Borrower or its Subsidiaries therein.

          8.7 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make or maintain any other investment in, any Person (all of the foregoing, "INVESTMENTS"), except:

          (a) (i) loans or advances in respect of intercompany accounts attributable to the operation of the Borrower's cash management system and
     (ii) loans or advances by the Borrower or any of its Subsidiaries to a Subsidiary Guarantor (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor), or to a Permitted Syndication Subsidiary for working capital needs evidenced by a Pledged Note so long as such loans or advances constitute Indebtedness of the primary obligor that is not subordinate to any other Indebtedness of such obligor;

          (b) the Borrower and its Subsidiaries may make Investments in a Permitted Syndication Subsidiary in connection with a Permitted Syndication;

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                                                                              68

          (c) Investments in Subsidiaries of the Borrower that are not Subsidiary Guarantors (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor) and that do not directly or indirectly own any interest in, or operate or manage, a Hospital; PROVIDED that at all times the aggregate amount of all such Investments pursuant to this clause (c) shall not exceed 5% of the total assets of the Borrower and its Subsidiaries on a consolidated basis;

          (d) Investments, not otherwise described in this subsection 8.7, in Subsidiary Guarantors (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor) that otherwise are not prohibited under the terms of this Agreement;

          (e) any Subsidiary of the Borrower may make Investments in the Borrower (by way of capital contribution or otherwise);

          (f) Parent and its Subsidiaries may invest in, acquire and hold Cash Equivalents or the Bonds;

          (g) the Borrower or any of its Subsidiaries may make travel and entertainment advances and relocation loans in the ordinary course of business to officers, employees and agents of the Borrower or any such Subsidiary (or to any physician or other health care professionals associated with or agreeing to become associated with the Borrower or any Subsidiary or any Hospital owned or leased or operated by the Borrower or any Subsidiary ("HEALTH CARE ASSOCIATES"));

          (h) the Borrower or any of its Subsidiaries may make payroll advances in the ordinary course of business;

          (i) the Borrower or any of its Subsidiaries may acquire and hold receivables owing to it or Parent, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (PROVIDED that nothing in this clause (i) shall prevent the Borrower or any Subsidiary from offering such concessionary trade terms, or from receiving such investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

          (j) the Borrower and its Subsidiaries may make Investments in connection with asset sales permitted by subsection 8.6 or to which the Required Lenders consent;

          (k) Investments of the Borrower existing on the Closing Date and described in Schedule 8.7(k);

          (l) the Borrower and its Subsidiaries may make Permitted Acquisitions and may make Investments in other Persons in connection with or pursuant to the terms of Permitted Acquisitions, PROVIDED that the consideration paid by the Borrower or any of its Subsidiaries in all such transactions on or after the Closing Date (other than any such

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                                                                              69

     transaction with respect to the hospital described on Part I of Schedule 8.7(l)), net, in the case of loans, advances, investments and other transfers, of any repayments or return of capital in respect thereof actually received in cash by the Borrower or its Subsidiaries (net of applicable taxes) on or after the Closing Date and excluding consideration delivered by the Borrower or its Subsidiaries in any Asset Exchange permitted under Section 8.6(h)), does not exceed in the aggregate, when added to (i) the principal amount of Indebtedness outstanding as permitted pursuant to subsection 8.2(k) and (ii) Replacement Capital Expenditures (but excluding Replacement Capital Expenditures for the Hospitals listed on Part II of Schedule 8.7(l)), $750,000,000;

          (m) the Borrower and its Subsidiaries may make Investments (i) in Subsidiaries (or any Person which, as a result of such Investment, become a Subsidiary) (exclusive of Persons which are, or become, Foreign Subsidiaries) which constitute or are in connection with Permitted Joint Ventures or (ii) in other Persons which are in the same line of business as the Borrower and its Subsidiaries or in a Related Business, PROVIDED that, in the case of Investments pursuant to this subclause (ii) only, after giving effect to such Investment the aggregate amount (or, in the case of any non-cash Investment, the aggregate fair market value) in each case measured as of the date of such Investment of all Investments in accordance with this subclause (ii) consummated on or after the Closing Date (net of any repayments or return of capital in respect thereof actually received in cash by the Borrower or its Subsidiaries (net of applicable taxes) after the Closing Date) does not exceed in the aggregate $25,000,000;

          (n) the Borrower and its Subsidiaries may make Investments in, or otherwise transfer funds (including without limitation by way of repayment of loans or advances) to, Foreign Subsidiaries (including new Foreign Subsidiaries); PROVIDED that the consideration paid by the Borrower or any of its Subsidiaries in all such transactions after the Closing Date (net of any repayments or return of capital in respect thereof actually received in cash by the Borrower or its Subsidiaries (net of applicable taxes) after the Closing Date) does not exceed in the aggregate $25,000,000; and

          (o) the Borrower and its Subsidiaries may make Investments in any Securitization Subsidiary to the extent reasonably necessary to consummate any Permitted Receivables Securitization.

          8.8 CAPITAL EXPENDITURES. Make or commit to make Capital Expenditures (other than Replacement Capital Expenditures) in any fiscal year exceeding (i) $100,000,000 for fiscal year 2002 of the Borrower, (ii) $130,000,000 for fiscal year 2003 of the Borrower, (iii) $175,000,000 for fiscal year 2004 of the Borrower, (iv) $200,000,000 for fiscal years 2005 and 2006 of the Borrower and (v) $250,000,000 for each of the fiscal years of the Borrower from and including 2007 to and including 2010, plus, in each case an amount equal to (A) 5% of the excess, if any, of (i) net revenues generated during the immediately preceding fiscal year from Permitted Acquisitions since January 1, 2002 (with such net revenues to be annualized for any Permitted Acquisition made during such immediately preceding fiscal year based upon the period during such fiscal year commencing on the date of such Permitted Acquisition) over (ii) $120,000,000 times the number of completed fiscal years since January 1, 2002 and (B) up to 50% of Capital Expenditures permitted to be made in a fiscal year pursuant to the terms of this

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subsection (including this sentence) not expended in the fiscal year for which they are permitted (which amount may be carried over for expenditure in following fiscal years). For the avoidance of doubt, the Company and its Subsidiaries may incur Replacement Capital Expenditures without being subject to the limitations contained in this subsection 8.8 but Replacement Capital Expenditures shall be subject to the terms of subsection 8.2(k) and subsection 8.7(l).

          8.9 LIMITATION ON DIVIDENDS. Declare any dividends on any shares of any class of stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock (including, without limitation, the outstanding capital stock of Parent), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries (all of the foregoing being referred to herein as "RESTRICTED PAYMENTS"); except that:

          (a) Subsidiaries may pay dividends directly or indirectly to the Borrower or to Domestic Subsidiaries which are directly or indirectly wholly-owned by the Borrower, and Foreign Subsidiaries may pay dividends directly or indirectly to Foreign Subsidiaries which are directly or indirectly wholly-owned by the Borrower;

          (b) the Borrower may pay dividends to Parent in an amount equal to the amount required for Parent to pay franchise taxes, fees and expenses necessary to maintain its status as a publicly held corporation and to conduct its activities as permitted under Section 10 of the Parent Guarantee;

          (c) so long as no Default or Event of Default has occurred or would occur after giving effect to such declaration or payment, the Borrower may, from time to time, declare and pay cash dividends or make other distributions to Parent on the common stock of the Borrower; PROVIDED that the proceeds of such dividends shall be used within 30 days of the receipt of such dividends by Parent to repurchase Parent stock and, PROVIDED FURTHER, that the aggregate amount of such cash dividends and other distributions paid or made does not exceed (x) in any fiscal year of the Borrower, $20,000,000 plus (to the extent not previously used) the net cash proceeds received by the Borrower in respect of any Employee Issuances after the Closing Date, and (y) in the aggregate from and after the Closing Date, $75,000,000 plus (to the extent not previously used) the net cash proceeds received by the Borrower in respect of any Employee Issuances after the Closing Date; and

          (d) any Non-Restricted Joint Venture Subsidiary, Restricted Joint Venture Subsidiary, Permitted Syndication Subsidiary or Securitization Subsidiary may declare and pay dividends and make other Restricted Payments with respect to the Capital Stock of such Subsidiary now or hereafter outstanding; PROVIDED, in the case of a dividend, each stockholder of such Subsidiary receives its ratable share thereof.

          8.10 TRANSACTIONS WITH AFFILIATES. Enter into after the date hereof any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except
(a) for transactions which are otherwise

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permitted under this Agreement and which are in the ordinary course of the
Borrower's or a Subsidiary's business and which are upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a hypothetical comparable arm's length transaction with a Person not an Affiliate, or (b) as permitted under subsections 8.2(b), (c) and (i), subsection 8.3(o), subsections 8.4(a) and (f), subsections 8.6(c), (d) and (g), subsection
8.7 and subsection 8.9 or (c) as set forth on Schedule 8.10.

          8.11 DERIVATIVE CONTRACTS. Enter into any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than such contracts, arrangements or transactions entered into in the ordinary course of business for the purpose of hedging (a) any asset or obligation of the Borrower or any of its Subsidiaries with respect to their operations outside of the United States, (b) the interest rate exposure of the Borrower or any of its Subsidiaries, and (c) the purchase requirements of the Borrower or any of its Subsidiaries with respect to raw materials and inventory.

          8.12 SUBORDINATED NOTE; ADDITIONAL SUBORDINATED NOTES; CONVERTIBLE SUBORDINATED DEBT. (a) (i) Make any payment in violation of any of the subordination provisions of the Subordinated Note or any Additional Subordinated Note; or (ii) waive or otherwise relinquish any of its rights or causes of action arising under or arising out of the terms of the Subordinated Note or any Additional Subordinated Note or consent to any amendment, modification or supplement to the terms of the Subordinated Note or any Additional Subordinated
Note in each case under this clause (ii) in any material respect or in any respect adverse to the Lenders, except (x) that the interest rate thereon may be adjusted at such time to correspond to the then weighted average of the interest rates on the corresponding Convertible Subordinated Debt or High Yield Subordinated Debt then outstanding, (y) with the consent of the Required Lenders and (z) that Parent may contribute all or any portion of the principal amount of the Subordinated Note to the capital of the Borrower; PROVIDED that promptly following any contribution of all or any portion of the principal amount of the Subordinated Note or any Additional Subordinated Note, all or such portion, as the case may be, of the Subordinated Note or Additional Subordinated Note, as the case may be, is canceled; or (iii) make any optional payment or prepayment on or redeem or otherwise acquire, purchase or defease the Subordinated Note or any Additional Subordinated Note; PROVIDED that the Borrower may optionally prepay, redeem or acquire the Subordinated Note or any Additional Subordinated Note with the proceeds of issuances in registered public offerings of shares of common stock of Parent or of any Convertible Subordinated Debt or High Yield Subordinated Debt, in each case after the Closing Date, so long as the aggregate amount of all such prepayments, redemptions and acquisitions shall not exceed all such proceeds received after the Closing Date and not required to be used to make a prepayment required by subsection 4.6.

          (b)(i) Make any payment in violation of any of the subordination provisions of the Convertible Subordinated Debt or the High Yield Subordinated Debt; or (ii) waive or otherwise relinquish any of its rights or causes of action arising under or arising out of the terms of the Convertible Subordinated Debt or the High Yield Subordinated Debt or consent to any amendment, modification or supplement to the terms of the Convertible Subordinated Debt or the High Yield Subordinated Debt except with the consent of the Required Lenders; or (iii) make any optional payment or prepayment on or redeem or otherwise acquire, purchase or defease the Convertible Subordinated Debt or the High Yield Subordinated Debt; PROVIDED that Parent may

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                                                                              72

optionally prepay, redeem or acquire the Convertible Subordinated Debt (A) with the proceeds of (I) any and all prepayments, redemptions and acquisitions of the Subordinated Note or, as applicable, an Additional Subordinated Note by the Borrower pursuant to clause (a)(iii) above, (II) issuances of any Convertible Subordinated Debt or, in the case of any Convertible Subordinated Debt, issuances of any High Yield Subordinated Debt or (III) any public offering of shares of common stock of Parent net of any fees or expenses (including underwriting commissions) incurred in connection with the issuance thereof, in each case to the extent the net proceeds thereof are not required to be used to make a prepayment required by subsection 4.6, or (B) in exchange for shares of common stock of Parent.

          8.13 LIMITATION ON SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, PROVIDED that the Borrower or any of its Subsidiaries may enter into such arrangements covering property with an aggregate fair market value not exceeding $75,000,000 from the Closing Date; PROVIDED, FURTHER that the net proceeds from such sales in excess of $30,000,000 in the aggregate shall be applied in accordance with subsection 4.6.

          8.14 FISCAL YEAR. Permit the fiscal year of the Borrower to end on a day other than December 31, unless the Borrower shall have given at least 45 days prior written notice to the Administrative Agent.

          8.15 PRACTICE GUARANTEES. Enter into Practice Guarantees with a term of 24 months or longer in an aggregate amount in excess of $25,000,000 in effect at any time with respect to all such Practice Guarantees.

          8.16 CLAUSES RESTRICTING SUBSIDIARY DISTRIBUTIONS. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower (other than any Non-Restricted Joint Venture Subsidiary) to (a) pay dividends or make any other payments or distributions in respect of any capital stock or other equity interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the capital stock or other equity interests or assets of such Subsidiary.

          SECTION 9. EVENTS OF DEFAULT

          Upon the occurrence of any of the following events:

          (a) The Borrower shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in

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     accordance with subsection 3.6 or (ii) pay any interest on any Loan or any other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

          (b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) The Borrower shall default in the observance or performance of any agreement contained in subsection 7.7(a) of this Agreement, Parent or the Borrower shall default in the observance or performance of any agreement contained in Section 8 of this Agreement or any Credit Party shall default in the observance or performance of any agreement contained in Section 2 of the Guarantee to which it is a party; or Parent shall default in the performance or observance of Section 10 of the Parent Guarantee or Section 5 of the Parent Pledge Agreement; or

          (d) The Borrower or any other Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document, and such default shall continue unremedied for a period of 30 days; or

          (e) The Borrower or any of its Subsidiaries (other than any Non-Restricted Joint Venture Subsidiary) shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans, the Revolving L/C Obligations and any intercompany debt) or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired, PROVIDED that the aggregate principal amount of all such Indebtedness and Contingent Obligations which would then become due or payable as described in this Section 9(e) would equal or exceed $25,000,000; PROVIDED, HOWEVER, that the failure of the Borrower to pay interest on the Subordinated Note beyond the period of grace provided therein shall not constitute an Event of Default under this Section 9(e) unless the holders of the Subordinated Note have declared that such failure to pay interest constitutes an event of default in accordance with the
     Section 4(a) of the Subordinated Note, as the case may be; or

          (f) (i) Parent, the Borrower or any of their respective Subsidiaries (other than (x) any Subsidiary which is a Non-Significant Subsidiary within the meaning of clause (i)

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                                                                              74

     of the definition thereof or (y) any Non-Restricted Joint Venture Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Parent, the Borrower or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Parent, the Borrower or any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Parent, the Borrower or any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
     (iv) Parent, the Borrower or any such Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Parent, the Borrower or any such Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g)   (i) Any Person shall engage in any "prohibited transaction"
     (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan,
     (iii) a Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) shall occur with respect to, or proceedings to have a trustee appointed shall commence with respect to, or a trustee shall be appointed to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, such Reportable Event shall continue unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given and, in the case of the institution of proceedings, such proceedings shall continue for ten days after commencement thereof or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions relating to such Plans, if any, could subject the Borrower or any of its Subsidiaries to any tax, penalty or other liabilities which in the aggregate would have a Material Adverse Effect; or

          (h) One or more enforceable judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance or not subject to indemnification from the sellers under the

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                                                                              75

     Purchase Agreements or any of their respective Affiliates) of $25,000,000 or more to the extent that all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

          (i) Except as provided in subsection 11.1, any Guarantee hereof shall cease, for any reason, to be in full force and effect or any Credit Party shall so assert in writing; or

          (j) Except as provided in subsection 11.1, any Pledgor (as defined in the relevant Pledge Agreement) shall breach any covenant or agreement contained in such Pledge Agreement with the effect that such Pledge Agreement shall cease to be in full force and effect or the Lien granted thereby shall cease to be a first priority Lien or any Credit Party shall assert in writing that any Pledge Agreement is no longer in full force and or effect or the Lien granted thereby is no longer a first priority Lien; or

          (k) Parent shall cease to own, directly or indirectly, 100% of the issued and outstanding capital stock of the Borrower, free and clear of all Liens (other than the Lien granted pursuant to the Parent Pledge Agreement), or Parent shall conduct, transact or otherwise engage in any business or operations, incur, create, assume or suffer to exist any Indebtedness, Contingent Obligations or other liabilities or obligations or Liens (other than pursuant to any of the Credit Documents), or own, lease, manage or otherwise operate any properties or assets, other than (1) incident to the ownership of the Pledged Equity Interests and the Pledged Note (as such terms are defined in the Parent Pledge Agreement), (2) as permitted by this Agreement, (3) incident to the ownership of capital stock or other equity interests in any person to the extent (i) the acquisition thereof by the Borrower would constitute a Permitted Acquisition and (ii) such capital stock or equity interests are contributed to the Borrower promptly following Parent's acquisition thereof and (4) the holding or making of the Subordinated Loan or the issuance of the Existing Convertible Subordinated Debt, any Convertible Subordinated Debt or any High Yield Subordinated Debt; or

          (l) Any Person or "group" (as defined under Rule 13d-5 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended) (other than the FL Affiliates) shall acquire "beneficial ownership" (as defined under Rule 13d-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended) of a percentage of the outstanding common stock of Parent greater than 20% AND greater than that percentage owned beneficially by the FL Affiliates; or, any person or group (other than the FL Affiliates) shall at any time have the right to designate or elect a majority of the Board of Directors of Parent or, if a Change of Control as defined in the indenture governing the Existing Convertible Subordinated Debt, any Convertible Subordinated Debt or High Yield Subordinated Debt shall occur;

then, and in any such event, (a) if such event is an Event of Default with respect to the Borrower specified in clause (i) or (ii) of paragraph (f) above, automatically (i) the Commitments and the Issuing Lender's obligation to issue Letters of Credit shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and

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the Loans shall immediately become due and payable, and (ii) all obligations of the Borrower in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender's obligation to issue Letters of Credit shall immediately terminate and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments and the Issuing Lender's obligation to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligation shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrower (A) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Borrower in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Borrower discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 9 on account of undrawn Letters of Credit shall be made by the Borrower directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Borrower's reimbursement obligations under subsection 3.6 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Borrower's obligations under this Agreement and the Loans as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

          SECTION 10. THE AGENTS; THE ISSUING LENDER

          10.1 APPOINTMENT. Each Lender which has a Term Loan Commitment or a Revolving Credit Commitment hereby irrevocably designates and appoints Bank of America, N.A. as the Syndication Agent of such Lender under this Agreement and acknowledges that the Syndication Agent, in its capacity as such, shall have no duties under the Credit Documents. Each Lender hereby irrevocably designates and appoints JPMorgan Chase Bank as the Administrative Agent under this Agreement and irrevocably authorizes JPMorgan Chase Bank as Administrative Agent for such Lender to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against the Administrative Agent.

          10.2 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to

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such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 15.3.

          10.3 EXCULPATORY PROVISIONS. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person's own gross negligence or willful misconduct), or
(ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. Neither Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

          10.4 RELIANCE BY THE ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

          10.5 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; PROVIDED that (i) the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to liability or that is contrary to this Agreement or applicable law and (ii) unless and until the Administrative Agent shall have received such directions, the

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Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          10.6 NON-RELIANCE ON AGENTS AND OTHER LENDERS. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder, issue and participate in the Letters of Credit and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administration Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, financial condition, assets, liabilities, net assets, properties, results of operations, value, prospects and other condition or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries.

          10.7 INDEMNIFICATION. The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and obligations, whether as Issuing Lender or a Participating Lender, with respect to Letters of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such Agent's gross negligence or willful misconduct. The agreements contained in this subsection 10.7 shall survive the payment of the Notes and all other amounts payable hereunder.

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                                                                              79

          10.8  AGENT IN ITS INDIVIDUAL CAPACITY. Each Agent and its
Affiliates and Subsidiaries may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though such Agent were not an Agent hereunder. With respect to its Loans made or renewed by it, any Note issued to it and any Letter of Credit issued by or participated in by it, each Agent shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not an Agent or the Administrative Agent and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

          10.9 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld) whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term "Administrative Agent" shall mean such successor agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After the retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Documents.

          10.10 ISSUING LENDER AS ISSUER OF LETTERS OF CREDIT. Each Lender and each Agent hereby acknowledges that the provisions of this Section 10 shall apply to the Issuing Lender, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.

          SECTION 11. MISCELLANEOUS

          11.1 AMENDMENTS AND WAIVERS. No Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties may, from time to time, enter into written amendments, supplements or modifications to any Credit Document for the purpose of adding any provisions to such Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or any other Person thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; PROVIDED, HOWEVER, that:

          (a) no such waiver and no such amendment, supplement or modification shall directly or indirectly release the Parent Guarantee or all or substantially all of the Subsidiary Guarantees, without the written consent of each Lender, except in either case as otherwise provided herein or in any other Credit Document;

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                                                                              80

          (b) no such waiver and no such amendment, supplement or modification shall directly or indirectly release Parent, the Borrower or all or substantially all the Subsidiaries from their obligations under the Parent Pledge Agreement, the Borrower Pledge Agreement or the Subsidiary Pledge Agreement, respectively, or otherwise release all or substantially all of the "Collateral" as such term is defined in each Pledge Agreement, without the written consent of each Lender, except in either case as otherwise provided herein or in any other Credit Document;

          (c) no such waiver and no such amendment, supplement or modification shall (i) extend or waive the scheduled maturity of any Loan, scheduled installment of any Loan or scheduled reduction of any Loan or extend the expiry date of any Letter of Credit beyond the Revolving Credit Termination Date, or reduce the rate or extend the time of payment of, or waive the payment of, interest thereon, or change the method of calculating interest thereon, or forgive any principal amount of any Loan, or reduce the amount or extend the time of payment of, or waive the payment of, any fee payable to the Lenders hereunder, or reduce the principal amount thereof, or increase the amount of any Commitment of any Lender without the consent of each Lender directly affected thereby, or (ii) (A) amend, modify or waive any provision of this subsection 11.1 or the definition of Required Lenders, (B) change the percentage of the Lenders required to waive a condition precedent under Section 6, (C) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, (D) amend, modify or waive the PRO RATA requirements of subsection 4.18, or (E) amend the definition of Interest Period to permit an Interest Period in excess of six months, in each case, without the written consent of each Lender; and

          (d) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Section 10 without the written consent of the then Issuing Lender and the Administrative Agent.

          Any such waiver and any such amendment, supplement or modification described in this subsection 11.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party, the Lenders, the Administrative Agent and all future holders of the Loans. No waiver, amendment, supplement or modification of any Letter of Credit shall extend the expiry date thereof without the written consent of the Participating Lenders. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          11.2  NOTICES.

          All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of each Credit Party and the

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                                                                              81

Administrative Agent, and as set forth on its signature page hereto in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

Parent:                        Community Health Systems, Inc.
                               155 Franklin Road
                               Suite 400
                               Brentwood, TN 37027
                               Attention: Rachel A. Seifert
                               Telecopy: (615) 376-3447

With a copy to:                Forstmann Little & Co.
                               767 Fifth Avenue
                               44th Floor
                               New York, New York  10153
                               Attention:  Thomas H. Lister
                               Telex: 497 23385LCO
                               Telecopy: (212) 759-9059

The Borrower:                  CHS/Community Health Systems, Inc.
                               155 Franklin Road
                               Suite 400
                               Brentwood, TN 37027
                               Attention: James Doucette and Rachel A. Seifert
                               Telecopy: (615) 309-5132 and (615) 376-3447

With a copy to:                Fried, Frank, Harris, Shriver & Jacobson
                               One New York Plaza
                               New York, New York 10004
                               Attention:  Robert C. Schwenkel
                               Telex: 128173
                               Telecopy: (212) 859-4000

The Administrative Agent:      JPMorgan Chase Bank
                               270 Park Avenue
                               New York, New York  10017
                               Attention: Dawn Lee Lum
                               Telecopy: (212) 270-3279

PROVIDED that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 11.3, 11.7, 4.1, 4.3, 4.4, 4.5, and 4.6 shall not be effective until received and PROVIDED, FURTHER that the failure to provide the copies of notices to the Borrower provided for in this subsection
11.2 shall not result in any liability to the Administrative Agent or any Lender.

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                                                                              82

          11.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Loans.

          11.5  PAYMENT OF EXPENSES AND TAXES. The Borrower agrees:

          (a) to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent;

          (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold the Agents and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement, exercise or preservation of any rights or remedies under any Credit Document and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Agents and each Lender incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto;

          (c) to pay, indemnify, and to hold the Agents and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents; and

          (d) to pay, indemnify, and hold the Agents and each Lender and their respective officers, directors, employees, agents, trustees and advisors harmless from and against any and all other liabilities, obligations, losses, damages (including punitive damages), penalties, fines, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable experts' and consultants' fees and reasonable fees and disbursements of counsel and third party claims for personal injury or real or personal property damage) which may be incurred by or asserted against the Agents or the Lenders (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loans, or any of the other transactions contemplated hereby or thereby, whether or not any Agent or any of the Lenders is a party thereto, (y) with respect to any environmental matters, any environmental compliance expenses and remediation expenses, to the extent required under Environmental Laws, in connection with the presence, suspected presence, release or suspected release of any Materials of Environmental Concern in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within the Properties, or any portion thereof, or elsewhere in connection with the transportation of Materials of Environmental Concern to or from the Properties or (z) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this subsection 11.5(d)(z) is intended to limit the Borrower's obligations pursuant to subsection 3.6);

(all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"), PROVIDED that the Borrower shall have no obligation hereunder with respect to indemnified liabilities of any Agent or any Lender or any of their respective officers, directors, employees or agents arising from (i) the gross negligence or willful misconduct of such Agent or Lender or their respective directors, officers, employees or agents or (ii) legal proceedings commenced against any Agent or any Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or (iii) legal proceedings commenced against any Agent or any such Lender by any Transferee (as defined in subsection 11.6). The agreements in this subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

     11.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

          (A) the Borrower, PROVIDED that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

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                                                                              84

          (B) the Administrative Agent, PROVIDED that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender, an affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Credit Commitment to an Assignee that does not already have a Revolving Credit Commitment.

          (ii) Assignments shall be subject to the following additional conditions:

          (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, PROVIDED that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

          (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500;

          (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;

          (D) in the case of an assignment by a Lender to a Bank CLO (as defined below) managed by such Lender or by an Affiliate of such Lender, unless such assignment to such Bank CLO has been consented to by the Borrower (such consent not to be unreasonably withheld or delayed), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, PROVIDED that the Assignment and Acceptance between such Lender and such Bank CLO may provide that such Lender will not, without the consent of such Bank CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (c) of subsection 11.1 and (2) directly affects such Bank CLO;

          (E) each Assignee which is a Non-U.S. Lender shall comply with the provisions of clause (A) of subsection 4.18(e) hereof, or, with the prior written consent of the Borrower which may be withheld in its sole discretion, with or without cause, the provisions of clause (B) of subsection 4.18(e) hereof (and, in either case, with all of the other provisions of subsection 4.18(e) hereof); and

          (F) any Assignee that is a Non-U.S. Lender shall not be entitled to the benefits of subsection 4.18 and 4.20 unless such Assignee complies with subsection 4.18(e).

          For the purposes of this subsection 11.6, the terms "Approved Fund" and "CLO" have the following meanings:

          "APPROVED FUND" means (a) with respect to any Lender, a Bank CLO managed by such Lender or by any Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

          "BANK CLO" means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 4.18, 4.20, 4.21 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph
(b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (vi) Any Non-U.S. Lender (other than an Assignee with respect to which the Borrower has not provided the prior written consent, if required, described in clause (E) of subsection 11.6(b)(ii)(E) or a Participant) that could become completely exempt from withholding of any U.S. Taxes in respect of payment of any interest due to such Non-U.S. Lender under this Agreement if the Term Note(s) held by such Non-U.S. Lender were in registered form for U.S. federal income tax purposes may request the Borrower (through the

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                                                                              86

Administrative Agent), and the Borrower agrees thereupon, to exchange any Term Note(s) held by such Non-U.S. Lender for, or to issue to such Non-U.S. Lender on the date it becomes a party to this Agreement, Term Note(s) registered as provided in the paragraph directly below and substantially in the form of
Exhibit I (a "QUALIFIED NON-U.S. LENDER NOTE"). Qualified Non-U.S. Lender Notes may not be exchanged for promissory notes that are not Qualified Non-U.S. Lender Notes.

          A Qualified Non-U.S. Lender Note and the Obligation(s) evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Qualified Non-U.S. Lender Note and the Obligation(s) evidenced thereby on the Register (and each Qualified Non-U.S. Lender Note shall expressly so provide). Any assignment or transfer of all or part of such Obligation(s) and the Qualified Non-U.S. Lender Note(s) evidencing the same shall be registered on the Register only upon surrender for registration of assignment or transfer of the Qualified Non-U.S. Lender Note(s) evidencing such Obligation(s), duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the holder thereof (a "QUALIFIED NON-U.S. LENDER NOTEHOLDER"), and thereupon one or more new Qualified Non-U.S. Lender Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s) and the old Qualified Non-U.S. Lender Note shall be returned to the Company marked "cancelled". No assignment of a Qualified Non-U.S. Lender Note and the Obligation(s) evidenced thereby shall be effective unless it shall have been recorded in the Register by the Administrative Agent as provided in this subsection 11.6(b)(vi).

          (vii) As soon as practicable after the effective date determined pursuant to such Assignment and Acceptance, the Borrower, at its own expense, shall, to the extent requested by the Assignee, execute and deliver to the Administrative Agent, in exchange for any surrendered Notes, new Notes to the order of such Assignee in amounts equal to the respective Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained Commitments hereunder, to the extent requested by the assigning Lender, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked "cancelled".

          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "PARTICIPANT") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); PROVIDED that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and
(D) no Lender shall sell any such participating interest to any Participant which is a Non-U.S. Lender that is unable to deliver to such Lender either an Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) pursuant to clause (A) of subsection 4.18(e) hereof. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment,

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                                                                              87

modification or waiver of any provision of this Agreement; PROVIDED that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Borrower agrees that each Participant shall be entitled to the benefits of subsections 4.18, 4.20 and 4.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7(b) as though it were a Lender, provided such Participant shall be subject to subsection 11.7(a) as though it were a Lender.

          (ii) A Participant shall not be entitled to receive any greater payment under subsection 4.18 or 4.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of subsection 4.18 or 4.20 unless such Participant complies with subsection 4.18(e).

          (d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; PROVIDED that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

          (e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 11.6(b). Each of Parent, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; PROVIDED, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. In addition, notwithstanding the foregoing, any Conduit Lender may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such Conduit Lender to support the funding or maintenance of Loans by such Conduit Lender and
(ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such Conduit Lender. This section may not be amended without the written consent of any Conduit Lender directly affected thereby.

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                                                                              88

          11.7  ADJUSTMENTS; SET-OFF. (a) If any Lender (a "BENEFITTED
LENDER") shall at any time receive any payment of all or part of any of its Term Loans, Revolving Credit Loans (other than payment of Swing Line Loans) or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of
Section 9, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Term Loans, Revolving Credit Loans or L/C Participating Interests, as the case may be, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Term Loans, Revolving Credit Loans or L/C Participating Interests, as the case may be, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Borrower notice of any set-off, PROVIDED that the failure to give such notice shall not affect the validity of such set-off.

          (b)   Upon the occurrence of an Event of Default specified in
Section 9(a) or 9(f), the Administrative Agent and each Lender are hereby irrevocably authorized at any time and from time to time without notice to the Borrower, any such notice being hereby waived by the Borrower, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of the Borrower or any part thereof in such amounts as the Administrative Agent or such Lender may elect, on account of the liabilities of the Borrower hereunder and under the other Credit Documents and claims of every nature and description of the Administrative Agent or such Lender against the Borrower in any currency, whether arising hereunder, or otherwise, under any other Credit Document as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify the Borrower promptly of any such setoff made by it and the application made by it of the proceeds thereof, PROVIDED that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent or such Lender may have.

          11.8 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the

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                                                                              89

Administrative Agent. This Agreement shall become effective with respect to the Borrower, the Agents and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by the Borrower, Parent, the Agents and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent.

          11.9 INTEGRATION. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agents or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents.

          11.10 GOVERNING LAW; NO THIRD PARTY RIGHTS. THIS AGREEMENT AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SUBSECTION 11.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

          11.11 SUBMISSION TO JURISDICTION; WAIVERS. (a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:

                (i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

                (ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

                (iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SUBSECTION 11.2 OR AT

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                                                                              90

     SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

                (iv) AGREES THAT NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

          (b) EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (a) ABOVE.

          11.12 ACKNOWLEDGMENTS. Parent and the Borrower each hereby acknowledges that:

          (a) neither the Administrative Agent nor any Lender has any fiduciary relationship to any Credit Party, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor; and

          (b) no joint venture exists among the Lenders or among any Credit Parties and the Lenders.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

                                            CHS/COMMUNITY HEALTH SYSTEMS, INC.


                                            By:
                                               -------------------------------
                                               Title:


                                            COMMUNITY HEALTH SYSTEMS, INC.


                                            By:
                                               -------------------------------
                                               Title:


                                            JPMORGAN CHASE BANK, as
                                               Administrative Agent, Issuing
                                               Lender and as a Lender


                                            By:
                                               -------------------------------
                                               Title:

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                                            BANK OF AMERICA, N.A., as
                                               Syndication Agent and as a Lender


                                            By:
                                               -------------------------------
                                               Title:
                                               Name:


                                            Address for Notices:

                                            100 North Tryon St., 17th Floor
                                            NC1-007-17-11
                                            Charlotte, NC 28277
                                            Attention:  Kevin Wagley
                                            Telecopy:  (704) 388-6002

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                                            WACHOVIA BANK, NATIONAL ASSOCIATION,
                                               as Documentation Agent and as a
                                               Lender


                                            By:
                                               -------------------------------
                                               Title:
                                               Name:


                                            Address for Notice